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                                AGREEMENT

         THIS AGREEMENT dated July 30, 1986, by and between FALCON SEABOARD OIL COMPANY, a Texas corporation with offices in Houston, Harris County, Texas, hereinafter called "Cogenerator" and TEXAS UTILITIES ELECTRIC COMPANY, a Texas corporation with offices in Dallas, Dallas County, Texas, hereinafter called "Company," acting herein through its Texas Utilities Generating Company division;

         In consideration of the promises herein made, Cogenerator agrees to produce, deliver and sell to Company, and Company agrees to take and purchase from Cogenerator, all electrical capacity and energy generated by Cogenerator at its hereinafter-described Plant, net of that required for operation of the Plant, subject to the terms and conditions contained herein, as follows:

                         ARTICLE I - DEFINITIONS

          1.01 Parties. As used herein, the term "parties" means Cogenerator and Company and, subject to Section 11.03, their successors and assigns.

          1.02 Other Definitions. Other terms defined herein and the section containing such definition are listed below:

                Annual Capacity Factor                7.06(a)
                Backdowns                             5.13
                Billing Capacity                      7.05
                Cogenerator Interconnection
                Facilities                            3.02
                Cogenerator Substation                3.01
                Commercial Operation                  2.04
                Commercial Paper Rate                 7.03
                Construction Power and Energy         4.01
                Early Payments                       10.08

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                Emergency                             5.06
                Firm Capacity                         5.10
                Host                                  2.02
                Initial Firm Capacity                 5.10
                Interconnection Facilities            3.02
                Maintenance Power and Energy          4.02
                Partial Commercial Operation          2.04
                Peak Days                             7.06(d)
                Peak Hour Capacity Factor             7.06(c)
                Peak Hours                            7.06(d)
                Peak Month Capacity Factor            7.06(b)
                Peak Months                           7.06(d)
                Peak Hour Months                      7.06(d)
                Plant                                 2.01
                Qualifying Cogeneration Facility      2.02
                Spinning Reserve                      5.04(a)
                Tested Capacity                       5.12
                Trial Energy                          4.03
                Uncontrollable Forces                12.03
                WACOG Hours                           7.08(b)
                Weighted Average Cost of Fuel         4.03
                Weighted Average Cost of Gas          7.08(b)


                     ARTICLE II - CONSTRUCTION OF THE PLANT

          2.01 Cogenerator to Construct. Cogenerator will, at its sole cost and expense, design, construct and complete, on land near Big Spring, Howard County, Texas, a cogeneration facility consisting of two gas-combustion turbines and one steam turbine with a net electrical generating capacity of approximately 106 megawatts (MW) together with all necessary and desirable buildings, equipment and facilities, hereinafter referred to as the "Plant". The Plant will be designed and constructed in compliance with legal and regulatory, including environmental,

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    requirements. Cogenerator will, at its expense, obtain all necessary permits and licenses for construction and operation of the Plant and make all arrangements for fuel, cooling water and other supplies used in the Plant and for disposition of waste materials from the Plant. The Plant will have an alternate fuel supply and the capability of start up without a supply of electric power and energy.

          2.02 Qualifying Cogeneration Facility. The Plant will be designed, constructed, completed and thereafter operated so that it will, at all times, be a "Qualifying Cogeneration Facility" as that term is defined in
    Section 3(18) of the Federal Power Act, as amended [16 USCA 796(18)] and regulations thereunder. Neither the Plant nor its operation shall be altered or modified so that it ceases to be a Qualifying Cogeneration Facility. The host facility will be a refinery owned by Fina Oil and Chemical Company ("Host").

          2.03 Company Comments and Approval. (a) Plans for the initial design and construction of the Plant, the Cogenerator Substation, and the Cogenerator Interconnection Facilities, including Cogenerator's facilities interconnecting the Plant and the Cogenerator Substation, shall be submitted to Company for its comments at least thirty (30) days prior to letting of bids for construction. Plans submitted to Company will be schematics or single-line drawings and not detailed construction drawings, unless more detail is requested by Company. Company may inform Cogenerator of its opinion of said plans, but Company's comments or failure to comment shall not waive any of Company's rights or Cogenerator's obligations under this agreement or applicable law. Company shall be deemed to have waived its right to comment on such plans if it fails to comment thereon within thirty
    (30) days after receipt of the last member of a complete set of plans for the construction of the Plant, Cogenerator Substation and Cogenerator Interconnection Facilities or a discrete portion thereof. Cogenerator will advise Company when a set of plans is complete.

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          (b) Design and construction of the portions of the Plant, the
    Cogenerator Substation, and Cogenerator Interconnection Facilities, including Cogenerator's facilities interconnecting the Plant with the Cogenerator Substation, and of any modification or alteration thereof as well as Cogenerator's methods of operating the same, described in Exhibit 2.03, are subject to the prior approval of Company. Such approval is limited to that which provides the Company with reasonable assurance that the Plant and Cogenerator Substation will operate reliably, in synchronism with Company's system, without material disturbance to or material adverse effect on Company's system, and in accordance with the provisions of Article V.

          2.04 Commercial Operation.

          (a) It is anticipated that the Plant will begin Commercial Operation on or before June 1, 1988, and Partial Commercial Operation on or before June 1, 1987. As used herein, "Commercial Operation" means that construction of the Plant has been substantially completed, trial operations of the Plant have been completed, the twenty-four (24) hour test required in Section 5.10 has been completed, and the Plant is available for normal and continuous operation. "Partial Commercial Operation" as used herein means that construction of the gas turbines and necessary related facilities has been substantially completed, trial operations thereof have been completed, the twenty-four hour test required in Section 5.10 has been completed and the gas turbines are available for normal and continuous operation. The dates of Commercial Operation and Partial Commercial Operation shall be determined by Cogenerator but the Partial Commercial Operation date shall not, unless otherwise agreed, be later than six (6) months after the first trial operation. The first trial operation shall be on the date that power and energy is first generated by the Plant.

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          (b) Failure by Cogenerator to begin Commercial Operation on or before
    December 31, 1988 shall constitute an act of default under this Agreement, and, in addition to other remedies at law or provided in this Agreement, Company shall have the option to immediately terminate, upon written notice, this Agreement upon such failure. If the date of Commercial Operation shall occur later than June 1, 1988, then the monthly capacity payments otherwise payable to Cogenerator under Article VII shall be reduced by fifty percent (50%) of the daily capacity payment for each day that the Commercial Operation date is later than June 1, 1988; such reduction shall be only on The difference between Firm Capacity at Commercial Operation and Firm Capacity at Partial Commercial Operation. Reductions for any such delay will be applied to the first capacity payment or payments coming due after the date of Commercial Operation.

          (c) If the date of Partial Commercial Operation shall occur later than July 1, 1987, then the monthly Capacity Payments otherwise payable to Cogenerator under Article VII shall be reduced by twenty-five percent (25%) of the daily capacity payment for each day that the Partial Commercial Operation date is later than July 1, 1987. Reductions for any such delays will be applied to the first capacity payment or payments coming due hereunder. No such reduction shall be made in Capacity Payments if the delay in Partial Commercial Operation is the result of an intervention in proceedings filed by Cogenerator seeking a construction permit for the Plant from the Texas Air Control Board or a PSD permit from the Environmental Protection Agency, and:

           (i) Cogenerator has timely filed such application and thereafter prosecuted same in good faith and with due diligence; and

           (ii) The Intervenor is not associated with or assisted by Cogenerator.

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          ARTICLE III - ELECTRIC SUBSTATION AND TRANSMISSION FACILITIES

          3.01 Cogenerator Substation. Cogenerator will, at its expense, construct or modify an electric substation near the Plant as depicted in
    Exhibit 3.01 attached hereto and made a part hereof for all purposes, including all transformers, switches, breakers, meters and other facilities and equipment (the "Cogenerator Substation").

          3.02 Interconnection Facilities. Company will, if necessary, and at Cogenerator's expense, also modify its existing switching station and transmission facilities and construct new transmission and/or distribution facilities as depicted in Exhibit 3.01 attached hereto and made a part hereof for all purposes so as to connect the Cogenerator Interconnection Facilities with Company's 138kv transmission system. Such modifications to the existing switching station or transmission facilities and the new transmission and/or distribution facilities are hereinafter referred to as "Interconnection Facilities". Cogenerator will, at its expense, construct the Cogenerator Interconnection Facilities, being the facilities interconnecting the Cogenerator Substation with the Interconnection Facilities.

          3.03 Communication and Telemetry. The Cogenerator Substation, Cogenerator Interconnection Facilities and the Interconnection Facilities will include, and Company shall design, install and control, the telemetering, communications and data acquisition equipment and automatic switching control facilities necessary for effective integration of the Plant, Cogenerator Substation and Interconnection Facilities with Company's System. Such equipment shall include communication and data transmission (telemetering) facilities and control equipment operable from the Texas Utilities System Operating Center ("TUSOC"), and/or any alternate location designated by Company, including but not limited to:

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           (a) One full period voice circuit (an off-premise extension for
         TUSOC's PBX);

           (b) One telemetering circuit to Company to record Plant net generation at TUSOC;

           (c) One remote terminal unit (RTU) on a separate communication circuit to the TUSOC computer with instantaneous MW and megavolt-ampere reactive (MVAR) load and hourly megawatt-hour (MWH) readings, bus voltage and switchyard and generator breaker positions.

           (d) One RTU on a separate communication circuit to TUSOC or other Company control center for control of and status indication for the transmission line breaker(s) in the Interconnection Facilities.

    Construction or modification of the Cogenerator Substation, Cogenerator Interconnection Facilities and Interconnection Facilities will include, as appropriate, installation of communication, telemetering and control equipment from the Cogenerator Substation to the Plant.

          3.04 Cogenerator Approval. Company's design of and construction standards for the Interconnection Facilities are subject to review and approval of Cogenerator; such approval is limited to that which provides Cogenerator with reasonable assurance that the Interconnection Facilities are in accordance with Exhibit 3.01 and will operate reliably without adverse effect on the Plant. Cogenerator will be deemed to have waived its right to approve such design and construction standards unless it otherwise advises Company within thirty (30) days after receipt of plans therefor or for a discrete portion thereof.

          3.05 Completion. Company and Cogenerator will coordinate construction of the Interconnection Facilities with construction of the Cogenerator Substation, Cogenerator Interconnection Facilities and Plant so that such facilities will be available by April 13, 1987 for testing and trial operations of the Plant. Such completion may be advanced, as agreed by Cogenerator and

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    Company, if necessary to provide power and energy for construction of the
    Plant.

          3.06 Easements. Cogenerator will, at its own expense, cause Host to execute and deliver easements or other instruments satisfactory to both parties, conveying land or rights in land to Company (or to Cogenerator with the right to assign to Company) as required for the Interconnection Facilities, including communications, telemetering and control facilities.

          3.07 Construction Costs. Cogenerator will reimburse Company for the construction costs incurred in the modification and/or construction of the Interconnection Facilities and installation of the communications and telemetry equipment described in Section 3.03 in accordance with Section 3.12(a). Company's construction costs shall be determined in accordance with (i) - (vi) of Subsection 3.12(d). Attached hereto as Exhibit 3.07 is Company's estimate of said construction costs. Cogenerator acknowledges that the actual construction costs may be higher or lower than the estimate.

          3.08 Maintenance. Unless otherwise provided by separate agreement, Company will patrol, maintain and repair the Interconnection Facilities, and Company's metering, telemetering, communication, data acquisition equipment, and automatic switching control facilities, from and after completion of construction thereof, and Cogenerator will reimburse Company for its costs thereof in accordance with Section 3.12(b), (c) and (d). Cogenerator will also pay the costs of replacing any of said equipment which, in the reasonable opinion of Cogenerator and Company, becomes obsolete or inadequate for then current utility operations and practices.

          3.09 Billing. Except as otherwise provided in Section 3.12, bills for sums due under this Article III may be rendered monthly or upon occurrence, as in the case of equipment replacement. All bills shall be due and payable within twenty (20) days after the date thereof. Cogenerator may question or contest any

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    such billings, including Company's costs so billed. No such question or contest will extend the due date for any payment.

          3.10 Ownership. (a) The Cogenerator Substation, the Cogenerator Interconnection Facilities and the Interconnection Facilities, except for those facilities described in Exhibit 3.10, shall be the property of Cogenerator. Company shall install, own and maintain the metering, telemetering, communications lines and facilities, data acquisition equipment, and automatic switching control facilities in and on the Cogenerator Substation, Cogenerator Interconnection Facilities, and Interconnection Facilities. Company will also own the facilities described in Exhibit 3.10.

           (b) Company shall have the exclusive right to operate and control the Interconnection Facilities. In addition, Company may utilize the Interconnection Facilities in the conduct of its business, including use to provide service to other customers and, for such purposes, may construct, at its own expense, alter or enlarge the same and add taps and interconnections thereto.

           (c) The Cogenerator Substation and Cogenerator Interconnection Facilities, by reason of their interconnection with Company's transmission system, will necessarily be involved with providing service to Company's other customers. Company may, at its own expense, install, maintain and operate transformers, switches, lines and other facilities and equipment in the Cogenerator Substation to provide service to its other customers.

           (d) Cogenerator shall not be responsible for any costs incurred by Company in reconstructing, altering, modifying or enlarging the Cogenerator Substation and Interconnection Facilities for the purpose of providing service to other customers nor any increased costs of inspection, maintenance and repair resulting therefrom.

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           (e) At the termination of this Agreement, Cogenerator shall, at. its own expense, remove the Interconnection Facilities and restore the premises to its condition as it existed prior to installation of said Interconnection Facilities; provided, however, that if termination occurs by reason of the default of Cogenerator, then the Interconnection Facilities are subject to purchase or lease by Company under Article XV and shall not be removed by Cogenerator until the time for exercise of the option provided in Section 15.01 has passed.

          3.11 Facilities Between Plant and Cogenerator Substation. Cogenerator shall, at its expense, install, maintain and operate facilities necessary to transmit power and energy generated at the Plant to the Cogenerator Substation and to receive Maintenance and Construction Power and Energy furnished by Company at the Cogenerator Substation and transmit same to the Plant.

          3.12 Payment. (a) To reimburse Company for modifying and constructing the Interconnection Facilities and all telemetering, metering, communication and data acquisition equipment and automatic switching control facilities, Cogenerator will pay to Company, before the beginning of construction, Company's estimated construction costs described in Section 3.07, to be adjusted to actual costs after completion of construction. Sums due Company under this section may be paid in periodic installments if, before the beginning of construction, the parties reach agreement as to such installment payments and Cogenerator furnishes security satisfactory to Company.

           (b) To reimburse Company for routine inspection of the Interconnection Facilities, and Company's telemetering, metering, communications and data acquisition equipment and automatic switching control facilities, Cogenerator will pay to Company monthly, beginning May 1, 1987, the sum of Nine Hundred dollars ($900.00), as adjusted pursuant to subsection (c)

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    below. Company will periodically provide justification of the amount of such expense, if requested by Cogenerator. Exhibit 3.12 attached hereto delineates which services are included in routine inspections and which are not.

           (c) At June 1st of each year during the term of this Agreement, the monthly amount specified in subsection (b) above shall be adjusted as set forth in this subsection to reflect increases in the Bureau of Labor Statistics of the United States Department of Labor Transportation and Public Utilities Electric Services average hourly earnings using May, 1986 as the base period. The average hourly earnings numbers referred to in sub-subsection (i) below will be taken from this SIC Code 491, except as set forth in sub-subsection (ii) below:

               (i) The adjustments in the monthly amount shall be determined by multiplying the dollar amount specified by a fraction, the numerator of which is the average hourly earnings number for December of the last calendar year prior to the adjustment and the denominator of which is the average hourly earnings number for the month of May, 1986.

               (ii) If SIC Code 491 is discontinued during the term of this Agreement, the remaining adjustments called for in this subsection shall be made using the formula set forth in sub-subsection (i) above, but substituting in the average hourly earnings number for the Electric, Gas and Sanitary Services ("SIC Code 49") for the average hourly earnings numbers of the SIC Code 491. If both SIC Code 491 and SIC Code 49 are discontinued during the term of this Agreement, the remaining adjustments called for in this subsection shall be made using the statistics of the Bureau of Labor Statistics of the United States Department of Labor that are most nearly comparable to SIC Code 491 and as agreed by the parties. If the

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           Bureau of Labor Statistics of the United States Department of Labor
           ceases to exist or ceases to publish statistics concerning the purchasing power of the dollar during the term of this Agreement, the remaining adjustments called for in this subsection shall be made using the most nearly comparable statistics published by a recognized financial authority selected by Company and Cogenerator.

           (d) To reimburse Company for maintenance of the Interconnection Facilities and the communication and other equipment described in Section 3.03, Cogenerator shall pay Company's Maintenance Costs, which shall be actual costs incurred by Company plus a percentage equal to fifteen percent (15%) of such costs. Actual costs shall include but are not necessarily limited to the following:

               (i) Material - Materials will be priced at Company store issue or purchase order price in effect when materials are removed from stores plus a material handling cost for supervision, labor and expenses incurred in the operation and maintenance of Company's storerooms. The material handling cost shall be the same as used by Company for its own accounting purposes. The material handling cost is a percentage recalculated periodically; therefore, percentages may vary from time to time.

               (ii) Payroll - Labor and services, including engineering and technical support services, of Company personnel will be priced at the then current rate of pay to the employees performing the work at regular rates or overtime rates as applicable plus all labor-related expenses such as retirement, insurance, vacation, taxes, etc. All labor-related expenses shall be the same as used by Company for its own accounting purposes. The labor-related expenses

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           are recalculated periodically; therefore, percentages may vary from time to time.

               (iii) Transportation - Transportation will be priced at the cost per mile and/or per hour dependent upon the type of equipment being used in accordance with the rates Company charges for such use for its own accounting purposes. The per mile and/or per hour rate is recalculated periodically; therefore, charges may vary from time to time.

               (iv) Contractors' Expense - Contractors' expense will consist of the costs billed Company by the contractors and can be on a unit cost or a bid basis. Unit cost prices are renegotiated periodically, thus cost per unit may vary from time to time. Contractor's Expense will be approximately equal to then prevailing market rates for similar work.

               (v) Miscellaneous Expense - This will include actual expenditures incurred which are not included in (i) through (iv) above. Examples of this type cost are crew lodging and travel expense, laboratory tests and equipment rental. In the event that Company furnishes its own major tools or major equipment in the performance hereof, Company will charge a rate for the use of same equal to the fair market rental value of such major tools or major equipment at the time and place same are so used.

               (vi) General Engineering Overhead - General Engineering Overhead is a percentage charge applied to the sum of (i) - (v) to recover Company's costs of design, engineering, supervision, and other applicable costs and overhead. The charge shall be the same as applied by Company to determine its costs of its new construction and is currently 13%. The

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           charge is redetermined periodically in accordance with Company's established accounting procedures using the uniform system of accounts prescribed by the Federal Energy Regulatory Commission.

                    (e) Any leased communication facilities shall be obtained and operated at Cogenerator's expense.

         ARTICLE IV - CONSTRUCTION, MAINTENANCE AND TRIAL ENERGY

         4.01 Construction Power. By separate agreement with either Cogenerator or its contractor, Company, acting through its Texas Electric Service Company division, will furnish electric power and energy required for construction of the Plant ("Construction Power and Energy") upon its standard terms and conditions and at its rates from time to time in effect. Such separate agreement may require payment for installation of temporary facilities if Construction Power and Energy is required in advance of completion of the Cogenerator Substation and Interconnection Facilities.

          4.02 Maintenance Power. From and after Commercial Operation, if Cogenerator so elects, Company will furnish Cogenerator with Maintenance Power and Energy at its applicable rates and riders and in accordance with its Service Rules and Regulations from time to time in effect. As used herein, "Maintenance Power and Energy" is the electric power and energy required at the Plant for operation of auxiliary equipment, lighting, maintenance and start-up when the Plant is not generating or is generating insufficiently therefor.

         4.03 Trial Energy. It is anticipated that power and energy will be generated by the Plant prior to Partial Commercial Operation during tests and trial operations; power and energy so generated is hereinafter called "Trial Energy". Provided that the Cogenerator Substation, Cogenerator Interconnection Facilities, and Interconnection Facilities are complete and subject to establishment of a mutually satisfactory schedule therefor,

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


    Company will, at Cogenerator's request and upon receipt of advance notice, purchase all Trial Energy net of that used for operation of the Plant. Company will pay Cogenerator for the Trial Energy at a rate equal to Company's Weighted Average Cost of Fuel, as defined in Exhibit 4.03, for all kwh delivered to Company as metered on the Company side of the Cogenerator Substation. Payments for Trial Energy will be made monthly unless Cogenerator elects to defer receipt of such payments and so notifies Company. There will be no capacity payments for Trial Energy.

         4.04 Metering. Construction Power and Energy, Maintenance Power and Energy, and Trial Energy shall be delivered and metered on the Company side of the Cogenerator Substation, unless otherwise agreed.

                   ARTICLE V - OPERATION OF THE PLANT

          5.01 Operator. Cogenerator will operate and maintain, at its sole expense, the Plant, Cogenerator Substation, and Cogenerator Interconnection Facilities.

          5.02 Duties. All electric power and energy generated at the Plant and delivered to Company shall have a nominal frequency of 60 Hz and shall have the frequency, voltage and other properties and characteristics from time to time established for operation of Company's electric system. Cogenerator will maintain and operate the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities and facilities interconnecting the Plant to the Cogenerator Substation (i) so as reasonably to prevent the likelihood of a disturbance affecting or impairing Company's system, and; (ii) so as to maintain, within the design capability of the Plant, power factor and voltage as from time to time requested by Company, and (iii) in compliance with all legal and regulatory requirements, including environmental requirements. Cogenerator will also maintain an adequate inventory of spare parts to minimize Plant unavailability due to repair or overhaul.

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         5. 03 Tests.  Prior to the dates of Commercial Operation and Partial
    Commercial Operation, Cogenerator shall perform or allow Company to perform, as specified, the following tests on the Plant after reasonable notice to Company. Such tests will be at Cogenerator's expense, but Company will bear expenses incurred in observing the performance of such tests. Company shall subsequently have the right to require that each of these tests be performed after any malfunction of the equipment which that test is designed to evaluate and be performed at least annually thereafter. Each party has the right to reasonable advance notice of, and to have personnel present during tests performed by the other party. The party performing the test will furnish to the other party written results of the tests. The tests are:

               (a) A trip test by Cogenerator of the Plant's protective relay schemes that trip the 138 kV circuit breakers connecting the Plant to the Company's electric system.

               (b) An operational test by Cogenerator of the Plant's protective relaying for each generating unit and main step-up transformer.

               (c) A test by Cogenerator of each generating unit's start-up durations under each of the following conditions:

                    (1) After an overnight shutdown (8 hours in length).

                    (2) As soon as possible after a full unit trip.

          Durations shall be measured from the time that notification to restart was given for (1), or from the time that the unit trip occurred for
          (2), until the unit is synchronized and when it reaches full load. These starting durations shall be verified for both the combustion turbines and the steam turbine. It is not intended that Cogenerator guarantee those start-up durations. This information is needed only for day-to-day system operational and planning purposes. If

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          sufficient operational data is available to verify the above-described starting durations, actual testing may be waived by Company.

               (d) Verification by Cogenerator of the speed of each generating unit's normal response rate for both load increase and decrease. Each steam turbine shall be capable of load increase or decrease at the rate of at least 5%/minute from minimum to maximum capacity. Combusion turbines shall have a response rate of at least 200%/minute.

               (e) Verification by Cogenerator of each generating unit's ability to operate under leading and lagging power factor conditions with the Automatic Voltage Regulator in service. For example, if a unit is designed to operate at a 0.9 power factor it shall be verified that it is capable of operation at either a leading or lagging 0.9 power factor.

               (f) Verification by Cogenerator of the ability of each generating unit to respond to upsets in system frequency. Each unit's governor should provide a 5% droop response outside a (+-) .03 Hz deadband to frequency disturbances. The response is relevant to the period of time from occurrence of the disturbance to reaching of reset frequency, usually 7 to 10 seconds. Governors must begin responding within 0.5 seconds after frequency exceeds the (+-) .03 Hz deadband. A 5% droop response will provide 3-1/3% of the unit's capability per 0.1 Hz deviation in frequency. To be considered a successful response, the unit must provide the increased or decreased output in response to changes in frequency and maintain the new output in accordance with the 5% droop curve until the frequency returns to normal within the deadband. Data will be gathered for each disturbance experienced for use in verification of each unit's response.

          5.04 Operation Requirements. (a) The Plant will be operated in synchronism with Company's system and subject to and

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     in compliance with the then-current established guidelines of the Electric
     Reliability Council of Texas (ERCOT) and subject to directions of TUSOC. Compliance with such guidelines and directions, other than those prescribing frequency and other standards for the Company's transmission and generation system and other systems with which it is interconnected, will not impair operation of the Plant (and delivery of power and energy therefrom to Company's transmission system) at a level equal to Firm Capacity except for emergencies or reliability matters involving Company's system. Without limiting the foregoing, Cogenerator will comply with any ERCOT-approved guideline for responsive reserves. The current ERCOT guidelines state that Cogenerator shall operate the Plant in such a manner as normally to provide for a spinning reserve of no less than 6% of the nominal capacity rating of units on line (Released Capability). This spinning reserve provides for the Automatic Governor Response to system frequency disturbances as specified in section 5.03(f), or for manual increase by the unit operator as requested by TUSOC. The Plant must be able to maintain operation at this increased level of capability for a minimum of eight (8) hours following each disturbance or request.

               (b) Generators at the Plant shall not go off-line because of a decline in system frequency until system frequency has declined to a level below 58.5 Hz, and shall include equipment providing for automatic trip at or below 58.0 Hertz with 1/2 second delay.

               (c) The Plant shall be equipped with automatic controls for both frequency and voltage response, and Cogenerator shall notify Company at any time when such automatic controls malfunction or are out of service.

               (d) Cogenerator shall staff the control room of the Plant with a qualified operator during all hours when the Plant and/or Cogenerator Substation is in operation or is electrically connected to Company's system.

               (e) Company shall promptly notify Cogenerator's operator of any outage or malfunction of equipment and facilities on the Company System that would prohibit or limit Company's receipt of power and energy generated by the Plant or any other condition affecting operation of the Plant. Cogenerator shall report performance of the Plant to Company utilizing the then-current standard Generating Availability Data System ("GADS") methodology of the North American Electric Reliability Council ("NERC") and in a format and medium acceptable to Company. All GADS data is to be reported on a monthly basis and is to be delivered to Company no later than forty-five (45) days after the end of the appropriate report month. Cogenerator hereby authorizes Company to publish the GADS data. In addition, Cogenerator shall supply to Company sufficient data in a format and medium acceptable to Company to permit calculation of Peak Hour Capacity Factor within fifteen (15) days after the end of the month.

               (f) Cogenerator shall obtain prior approval of TUSOC for any closing of main circuit breakers of the Plant, whether for testing or for operations, and of any planned outage of, or limitation on, generation by the Plant, which approval shall not be unreasonably withheld.

               (g) Cogenerator shall keep maintenance records of the generating equipment and control and protective equipment at the Plant, which records shall be available to Company for inspection at all reasonable times.

               (h) Cogenerator shall report to TUSOC, on a timely basis, those items and/or conditions necessary for TUSOC's internal planning and compliance with TUSOC's guidelines in effect from time to time. The information supplied shall include, without limitation, the following:

               1. status (on or off line) within 15 minutes;

               2. daily plan for  the next day, including capability released and available for operation;

               3. overhaul or scheduled outage plans for the year (updated weekly);

               4. any scheduled or planned transmission or switchyard clearances or maintenance plans for the next twelve (12) months (updated weekly);

               5. time and cause of outage of Cogenerator's generators or circuit breakers included in the Plant;

               6. monthly generation estimates by August 1 for the next calendar year;

               7. prompt updates of the monthly generation estimates when any changes are anticipated; and

               8. at least thirty days prior to each calendar quarter, an order-of-magnitude generation estimate for the next twelve
                  (12) month period.

          5.05 Required Disconnection. (a) Cogenerator shall immediately open the electrical connection between the Plant and the Interconnection Facilities when requested by the Company for any of the following reasons:

               (i) To facilitate maintenance or repair of any of the Company's facilities or system or Cogenerator's facilities being maintained by Company which requires such open connection as determined solely by Company in the exercise of its engineering judgment, provided that Company diligently proceeds with said repairs or maintenance; or

              (ii) An emergency exists on Company's or ERCOT's system which requires such open connection as determined solely by the Company in the exercise of its engineering judgment and Company diligently proceeds to correct or remedy said emergency to the extent such is reasonable; or

               (iii) Inspection of the Cogenerator generating and/or protective equipment reveals a hazardous condition, or a lack of proper maintenance which requires the immediate opening of the connection, as reasonably determined solely by the Company in the exercise of its engineering judgment; or

               (iv) Cogenerator's facilities are operating, as determined solely by the Company in the reasonable exercise of its judgment, in a hazardous manner or operating such that they are interfering with the Company's customers or the operation of the Company's system to the extent that the immediate opening of the connection is required, as determined solely by Company in the reasonable exercise of its judgment; or

               (v) Upon termination of the Agreement.

     While reasonable effort will be made to provide prior notice, the Company reserves the right to require opening of the electrical connection or open the connection itself without prior notice for any of the aforesaid reasons, provided, that after-the-fact Company must show, upon request of Cogenerator, that it was reasonable to require or make such opening of the connection without prior notice. Where prior notice is not given, the Company will promptly notify Cogenerator of all openings of the electrical connections. Company will reimburse Cogenerator for Capacity Payments not otherwise paid because Company required opening of the connections between the Plant and the Interconnection Facilities under (iii) or (iv) above in violation of the provisions of this subsection; Company's compliance with or breach of the provisions of this subsection shall be based upon circumstances known to Company's dispatchers or other supervisory operating personnel at the time an immediate disconnection was ordered. Cogenerator shall likewise exercise reasonable effort to provide prior notice to Company of all unscheduled openings of the connection and all unscheduled complete or partial outages of the Plant and, where prior notice is not given, shall promptly notify the Company of all such openings of the connection and all such partial or complete outages of the Plant. Once the cause requiring the opening of the electrical connection has been removed, then the parties will cooperate to promptly close the electrical connection between the Plant and the Interconnection Facilities.

          (b) Cogenerator shall immediately open the electrical connection between the Plant and the Interconnection Facilities upon request by Company when inspection of the Plant has revealed a lack of the maintenance records required by this agreement, Cogenerator has been notified of such lack, and such lack has not been corrected within thirty (30) days after such notice.

          5.06 Plant Maintenance. As soon as practicable and not later than the date of Commercial Operation of the Plant, Cogenerator will furnish Company with its long-term preventive maintenance program for each major item of equipment of the Plant reflecting planned outages for inspection, repair, maintenance and overhaul. After Partial Commercial Operation, similar programs will be provided by Cogenerator for equipment in service. Such program will be based, at least in part, on manufacturer's recommendations and may be altered from time to time by reason of later manufacturer's releases pertaining to major items of equipment of the Plant and experience of Cogenerator in operating the Plant; Cogenerator will promptly advise Company of any such changes. The specific times for planned outages of the Plant will be scheduled annually in advance by agreement of the parties so as to coordinate planned outages of the Plant with planned outages of Company's generating facilities, of generating facilities of others interconnected with Company's system and of the Cogenerator Substation, Interconnection Facilities, and Company's transmission facilities involved in receipt of power and energy from the Plant. Each party will, if requested, endeavor to reschedule planned outages of any such facilities to accommodate the needs of the other party. Cogenerator may also request a transmission or substation clearance, but any such clearance must be scheduled by Company, except in an emergency. As used in this section, an emergency is a condition that is imminently likely to endanger life or property.

          5.07 Delivery of Power. All power and energy generated by the Plant, net of that required for operation of the Plant, shall be delivered to and taken by Company, subject to the following and to other provisions of this Agreement. Power and Energy so delivered shall be metered at the Cogenerator Substation on the Company side of the transformers. Cogenerator will supply and sell and Company will take and pay for energy from the Plant delivered by Cogenerator to Company and Firm Capacity subject to the following:

          (a) Cogenerator shall not be required to furnish energy in excess of Firm Capacity.

          (b) Company shall not be required to take or pay for Firm Capacity or energy it is permitted to refuse under the terms hereof.

          (c) Cogenerator shall not be entitled to payment for deliveries of capacity in excess of Firm Capacity.

          (d) Cogenerator shall at any time, upon Company's request, increase deliveries of Energy up to a maximum rate of delivery equal to the Firm Capacity (or up to 90% of Firm Capacity when Cogenerator is affected by fuel supply limitations), except to the extent that output of the Plant is unavailable because of uncontrollable force, forced outage or scheduled maintenance.

          (e) Cogenerator shall, during an emergency and if requested by Company, supply such power as the Plant is able to generate and Company is able to receive. If Cogenerator has previously scheduled an outage, and such outage occurs or would occur coincident with an emergency, Cogenerator shall make all good faith efforts to reschedule the outage or, if outage has occurred, expedite the completion thereof.

          (f) Company shall not be required to purchase energy at a capacity in excess of Firm Capacity, but, if maintenance of Capacity Factors at the levels set forth in Section 7.05 is in jeopardy, Company will credit Capacity Factor calculations with energy in excess of Firm Capacity reduced at Company's request.

          5.08 No Other Interconnection; Intrastate Commerce Operations. (a) The Plant, Cogenerator Substation, Cogenerator Interconnection Facilities and facilities transmitting power and energy generated at the Plant to the Cogenerator Substation shall not be interconnected with the facilities of any entity, other than Company, which generates, transmits or distributes electric power and energy until:

                         (i) Cogenerator shall have notified Company in writing
                    of the proposed interconnection including all pertinent details including but not limited to those requested by Company; and

                         (ii) Company shall have consented thereto in writing.
                    Company shall not unreasonably withhold such consent unless such interconnection would cause a breach of subsection (b).

                    (b) Cogenerator represents and warrants:

                         (i) that Cogenerator will not directly or through
                    connections with other entities transmit, sell or deliver electric energy generated at the Plant (other than power or energy delivered to Company or its successors and assigns) in interstate commerce; and

                         (ii) that Cogenerator will not directly or through
                    connections with other entities transmit, sell or deliver Maintenance Power and Energy or Construction Power and Energy delivered by Company under this Agreement in interstate commerce; and

                         (iii) that Cogenerator will open all electrical
                    connections controlled by it which are necessary to prevent transmission of electric energy generated at the Plant (and not delivered to Company) or Maintenance or Construction Power and Energy delivered by Company under this Agreement in interstate commerce.

               (c) It is understood and agreed that if Cogenerator transmits, sells, delivers, purchases or receives electric energy in interstate commerce or maintains any interconnection therefor, Company shall, in addition to any other remedies it may have, including the remedies specified below, have the option to immediately terminate this Agreement.

               (d) Company may immediately suspend receipt of power and energy from, or delivery of power and energy to, the Plant if this Section is violated. It is further agreed that it will be impossible to measure in terms of money the damages which may or will accrue to Company by reason of any failure in the performance of the obligations of this Section, and, for that reason, among others, the parties agree that, in case of any such failure, Company will be irreparably damaged in the event that this Agreement is not specifically enforceable and, accordingly, the parties agree to specific performance of the Agreement set forth in this Section in addition to any other remedies which may exist. If Company shall institute proceedings to enforce the provisions of this Section, Cogenerator hereby waives any claim or defense that an adequate remedy at law exists.

               (e) Nothing contained in this section shall preclude the utilization of connections for the transmission of electric energy in interstate commerce (i) under bona fide emergencies pursuant to the provisions of Section 202(d) of the Federal Power Act, or (ii) pursuant to orders of the Federal Energy Regulatory Commission, applicable to Company, under Sections 210, 211 and 212 of the Federal Power Act requiring the establishment, maintenance, modification or utilization of any such connection which may be involved.

          5.09 No Alterations. The design of the major items of equipment of the Plant and Cogenerator Substation will not be materially altered or modified without prior written consent of Company. Company may inform Cogenerator of its opinions of such alterations, but Company's comments on such alterations shall not waive any of Company's rights under this Agreement or applicable law. Company shall be deemed to have consented to any proposed alterations or modifications if it fails to comment thereon within 30 days after receipt from Cogenerator of a complete set of plans for such alteration or modification or a discrete portion of such alteration or modification.

          5.10 Firm Capacity. At or prior to both Commercial Operation and Partial Commercial Operation, Initial Firm Capacity of the Plant shall be established by agreement in writing of the parties after a twenty-four
     (24) hour performance test in accordance with Exhibit 5.10 attached hereto conducted by Cogenerator with the participation and under the observation of Company, the results of which shall be considered in establishing Initial Firm Capacity. Determination of Initial Firm Capacity (or of Firm Capacity in the event of subsequent tests in accordance with the procedures of this Section) will consider the results of performance tests and anticipated operating procedures and guidelines, with due regard for avoiding a level of generation that might advance deterioration of the Plant or result in increased maintenance and repair. The determination of Initial Firm Capacity will be in accordance with Exhibit 5.10. Initial Firm Capacity shall be net of auxiliary equipment and other electrical requirements of the Plant which are supplied by the Plant. Based upon the design of the Plant, but subject to performance tests and operating guidelines, it is estimated that the Initial Firm Capacity at Commercial Operation will be approximately 106 MW and approximately 80 MW at Partial Commercial Operation.

     References in this Agreement to "Firm Capacity" mean Initial Firm Capacity as determined under this Section unless Cogenerator has exercised its rights under Section 5.11 to change Firm Capacity, in which case "Firm Capacity" means the amount so designated by Cogenerator.

          5.11 Redetermination of Firm Capacity. At any one time after the date of Commercial Operation, but not later than May 31, 1989, Cogenerator has the unilateral right, upon six months' written notice to Company, to change Firm Capacity to the then current Tested Capacity, but not to less than Initial Firm Capacity nor greater than 110% of the Initial Firm Capacity determined under Section 5.10; provided, that Cogenerator must, prior to implementation of the new Firm Capacity, conduct another test in accordance with the procedures of Section 5.10 to verify that the proposed change in Firm Capacity is justified. The effect of any changes in Firm Capacity under this Section will be prospective only.

          5.12 Tested Capacity. Tested Capacity will be determined from time to time by the parties in accordance with this Section.

               (a) Company may, not more than once each month, conduct an unscheduled four hour test of the capacity of the Plant, using installed meters. Representatives of Company may be present at the Plant when such test is conducted. if the results of such test, as adjusted, indicate the Plant has failed to maintain generation of Firm Capacity, then Company may request a test pursuant to subsection (b).

               (b) Company, subject to subsection (a), or Cogenerator may, at any time, request another twenty-four (24) hour performance test of the Plant, but there shall be no more than one test per calendar month. Determination of Tested Capacity shall be in accordance with
          Section 5.10. A determination of Tested Capacity shall be effective as of the first day of the calendar month in which the performance test is completed. Company shall be given reasonable prior notice of any performance test and shall have the right to have representatives present during any performance test. If Company determines that the performance test was conducted in a manner or under conditions that make the results of the test unrepresentative or inaccurate, then, upon a written notice to Cogenerator within ten (10) days after such test results are provided to Company in the performance test final report, in which Company specifies the defects in the test and requests a retest, Cogenerator will rerun the test with the defects corrected within a reasonable time after the notice. Results of any such retest shall be retroactive to the date of the original test. If the results of a performance test show that Tested Capacity is less than Firm Capacity then, Billing Capacity (as defined at Section 7.05) shall be reduced as set out in Section 7.05, and shall remain so reduced until a subsequent performance test conducted in accordance with the procedures of Section 5.10. establishes that Tested Capacity equals or exceeds Firm Capacity.

          5.13 Backdown. (a) Cogenerator will, upon request of Company, reduce the level of generation of the Plant as requested by Company, which reduction may be accomplished, at Cogenerator's option, either by taking a unit or units off-line or by reducing the operating level of the unit or units on-line ("Backdowns"). Backdowns pursuant to this subsection shall not reduce generation of the Plant below 38% of Firm Capacity after Commercial Operation or below 50% of Firm Capacity prior to Commercial Operation. In any twelve (12) consecutive months the aggregate amount of all such Backdowns shall not exceed that number of megawatthours (MWH) equal to fifty percent (50%) of Firm Capacity times 2000 hours.

          (b) So long as there is no decrease in the amount per kwh due Cogenerator (Capacity Payments plus Energy Payments for twelve consecutive months divided by the amount, in kwh, of Energy sold by Cogenerator hereunder during such months), Backdowns in any twelve month period may exceed the amount set forth in (a) shown, but all Backdowns in excess of such amount shall be deemed not to have occurred for the purpose of computing Annual Capacity Factor, Peak Month Capacity Factor, and Peak Hour Capacity Factor for purposes of the Capacity Payment; in addition, appropriate adjustments will be made in determining the amount of WACOG kwh under Section 7.08(b)(ii)because of Backdowns in excess of the amount stipulated in (a) above.

               (i) Backdowns, pursuant to this subsection (b) shall not be of such magnitude as to jeopardize the Plant's continuing to be a Qualifying Cogeneration Facility; Cogenerator will notify Company if such qualification appears to be in jeopardy and will, if requested, present evidence of such jeopardy.

               (ii) Backdowns pursuant to this subsection (b) will be coordinated so as not to unreasonably conflict with Cogenerator's operating practices and Host's steam requirements.

          (c) The amount of each Backdown shall be measured based upon the generation level at the time of the request. Company will promptly advise Cogenerator when it may increase generation or resume normal generation.

                ARTICLE VI - OTHER AGREEMENT FOR ELECTRIC SERVICE

          6.01 Description. Company presently provides electric power and energy to Host's refinery near Big Spring pursuant to agreement or agreements between Host and Texas Electric Service Company, a division of Company.

          6.02 No Effect. The agreements for electric service described in
     Section 6.01 as heretofore and hereinafter amended, shall remain in full force and effect and are not hereby amended or altered. Company's obligations to deliver power and energy to Host pursuant to such agreements are not contingent upon generation of power and energy at the Plant. Cogenerator's obligations to generate power and energy at the Plant shall not be suspended by reason of Company's interruption of electric service to Host.

            ARTICLE VII - PAYMENTS TO COGENERATOR

          7.01 Monthly Payments. Beginning on the date of Partial Commercial Operation, Company shall pay Cogenerator monthly for power and energy in accordance with this Article and with Article X.

          7.02 Billinq Determinants. The billing determinants for the payments to Cogenerator shall be:

                    (a) total net energy (in kwh) generated by the Plant and
               delivered to Company each month as metered on the Company side of the Cogenerator Substation (billing kwh), except as otherwise provided in Section 7.08 (b)(ii) with respect to WACOG kwh.

                    (b) Billing Capacity (billing kW).

     If there be a partial calendar month following the date of Partial Commercial Operation, the billing kW shall be in the proportion that the number of days in such month from and including the date of Partial Commercial Operation bears to the total number of days in such month. A similar proration shall be made for any partial calendar month at the expiration or other termination of this Agreement.

         7.03  Initial Capacity Factors.

               (a) For a period beginning on the date of Partial Commercial Operation and ending after the expiration of six (6) full calendar months after the date of Partial Commercial Operation for the purposes of Section 7.05 of this Agreement (but not for any other Section) (i) Annual Capacity Factor shall be deemed to be equal to 65.00%, (ii) Peak Month Capacity Factor shall be deemed to be equal to 75.00%, and (iii) Peak Hour Capacity Factor shall be deemed to be equal to 82.00%. These deemed Capacity Factors have no effect whatsoever on the calculation of the various Capacity Factors under Section 7.06 at any time and apply to Section 7.05 only through the end of six (6) full calendar months after Partial Commercial Operations.

               (b) After the expiration of six (6) full calendar months after the date of Partial Commercial Operation, if the Capacity Factors have failed to be equal to, or to exceed, the deemed Capacity Factors specified in Subsection (a) at any time during said period, then an adjustment to the previous capacity payments shall be made pursuant to Section 7.05 as if no Capacity Factors had been deemed whatsoever. The adjustment shall equal the difference between (i) the capacity payments actually made and
               (ii) the capacity
                payments that would have been made if no Capacity Factors had been deemed pursuant to Subsection (a). Such adjustment will be calculated after the exclusion of any month or months so elected by Cogenerator pursuant to Section 7.04. Any such adjustment shall bear interest at the Commercial Paper Rate from the end of the sixth full calendar month after the date of Partial Commercial Operation and shall be repayable in twelve equal monthly installments beginning on the last day of the seventh full calendar month after the date of Partial Commercial Operation. As used in this Agreement, "Commercial Paper Rate" means the lesser of (i) the interest rate on 30-day high grade unsecured notes sold through dealers by major corporations as such rate is published in The Wall Street Journal or (ii) the highest rate permitted by applicable law, in effect on the first business day of each calendar month in which interest accrues hereunder.

          7.04 Exclusion of Months. Prior to the end of the seventh full calendar month after the date of Partial Commercial Operation, Cogenerator shall notify Company in writing which month or months (not to exceed two) immediately following the date of Partial Commercial Operation that Cogenerator chooses to exclude from the calculation of Annual Capacity Factor, Peak Month Capacity Factor and Peak Hour Capacity Factor; provided, that such excluded month or months, if any, must be the first full calendar month or the first two full calendar months after the date of Partial Commercial Operation. If Cogenerator makes no such notification, then no calendar months will be so excluded.

          7.05 Billing Capacity. The Billing Capacity shall be determined in megawatts and rounded to two decimal points for each month after the date of Partial Commercial Operation in accordance with this Section. Billing Capacity is equal to Firm Capacity except as follows:

               (a) If the Annual Capacity Factor, as determined at the end of any month in accordance with Section 7.06, is less than 65.00%, then the Billing Capacity for such month shall be equal to zero; or

               (b) If the Peak Month Capacity Factor, as determined at the end of any month in accordance with Section 7.06, is less than 75.00%, then the Billing Capacity for such month shall be reduced proportionally by five percent (5%) of Firm Capacity for each one percent (1%) by which Peak Month Capacity Factor is less than 75% (eg., if Peak Month Capacity Factor is 72.95%, Billing Capacity is 89.75% of Firm Capacity); or

               (c) If the Peak Hour Capacity Factor, as determined at the end of any month in accordance with Section 7.06, is less than 82.00%, then the Billing Capacity for such month shall be reduced proportionally by five percent (5%) of Firm Capacity for each one percent (1%) by which Peak Hour Capacity Factor is less than 82.00%; or

               (d) If, on request of Company made when Company's system or generation facilities are operating under other than normal conditions or when any of Company's gas fired generating units are using oil as fuel, Cogenerator is unable to generate energy in any month at a rate of not less than 90% of Firm Capacity (less capacity not available because of forced outage, scheduled maintenance, or uncontrollable force other than limitation of fuel supply), due to fuel supply limitations, whether or not such fuel supply limitations are caused by an uncontrollable force during the first 480 hours following Company's request and thereafter unless such limitation is caused by uncontrollable force, then the Billing Capacity will be reduced as follows:

                    (i) the first time that such limited generation occurs for a total of two hours within any consecutive seventy-two hours, Billing Capacity for the month will be reduced by five percent (5%) of Firm Capacity;

                    (ii) once condition (i) above has occured, if such limited generation occurs for an additional two hours, Billing Capacity for the month will be reduced by an additional two and one half percent (2 1/2%) of Firm Capacity;

                    (iii) for each additional hour of such limited generation in the same month, Billing Capacity for the month will be reduced by an additional one percent (1%) of Firm Capacity; and

                    (iv) if enough hours of such limited generation occur to
               reduce Billing Capacity for the month to zero, then additional hours of such limited generation during the month will operate to reduce Billing Capacity for the following month or months at the rate of one percent (1%) of Firm Capacity for each additional hour of such limited generation.

          (e) If Tested Capacity is less than Firm Capacity, then, Billing Capacity shall be reduced proportionately by two percent (2%) of Firm Capacity for each one percent (1%) of Firm Capacity by which Tested Capacity is less than Firm Capacity, for the period of time during which Tested Capacity is less than Firm Capacity.

          (f) Any partial reductions of Billing Capacity pursuant to (b), or (c) above are not additive, but only the largest reduction shall apply (e.g., if Peak Month Capacity Factor is 72.95% and Peak Hour Capacity Factor is 80.00%, then Billing Capacity equals 89.75% of Firm Capacity); however, a reduction of Billing Capacity pursuant to (d) or

                                       34-

          (e) above is additive with reductions under (b) and (c) above (e.g., if Peak Month Capacity Factor is 72.95%, Peak Hour Capacity Factor is 80.00%, and Tested Capacity is 89.00 megawatts while Firm Capacity is 90.00 megawatts for fifteen (15) out of the thirty (30) days in the month, then Billing Capacity equals 87.25% of Firm Capacity).

     7.06 Definition of Capacity Factors.

          (a) Annual Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during the current month and the prior 11 months, by the product of the number of hours in such month and the prior 11 months and the Firm Capacity (in mW) as determined at the end of the prior month. If less than 12 full calendar months have occurred since the date of Partial Commercial Operation or the end of any months excluded by Cogenerator pursuant to Section 7.04, whichever is later, the Annual Capacity Factor shall be determined using only such lesser number of months.

          (b) Peak Month Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during (i) the current month, if it be a Peak Month, and the last six prior Peak Months, or (ii) the last seven prior Peak Months if the current month is not a Peak Month, by the product of the number of hours in such seven Peak months and Firm Capacity for the immediately preceding month. If less than seven full calendar Peak Months have occurred since the date of Partial Commercial Operation or the end of any months excluded by Cogenerator pursuant to
     Section 7.04, whichever is later, then Peak Month Capacity Factor will be determined by using only said lesser number of months. If no calendar Peak Months have occurred since the date of Partial Commercial Operation and any months excluded by Cogenerator pursuant to Section 7.04, then Peak Month Capacity Factor shall be deemed to be 75.00%.

          (c) Peak Hour Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during Peak Hours of Peak Days in (i) the current month, if it be a Peak Hour Month, and the last six prior Peak Hour Months, or (ii) the last seven prior Peak Hour Months if the current month is not a Peak Hour Month, by the product of the number of Peak Hours in Peak Days in such seven Peak Hour Months and Firm Capacity for the immediately preceding month. If less than seven calendar Peak Hour Months have occurred since the date of Partial Commercial Operation or at the end of any months excluded by Cogenerator pursuant to Section 7.04, whichever is later, then Peak Hour Capacity Factor will be determined by using the Peak Hours in Peak Days in such lesser number of Peak Hour Months. If no Peak Hour Months have occurred since the date of Partial Commercial Operation and any months excluded by Cogenerator pursuant to
     Section 7.04, then Peak Hour Capacity Factor shall be deemed to be 82.00%.

          (d) "Peak Months," and "Peak Hour Months" as used in this Section, are the months of January, February, June, July, August, September and December. "Peak Days" means all weekdays in the months of January, June, July, August, September, and all week days in the periods of December 16 through 31 and February 1 through 15; week days excludes Saturdays and Sundays. "Peak Hours" means the hours of 8:00 a.m. through 10:00 p.m. of Peak Days in the months of June, July, August and September and the hours of 6:00 a.m. through 10:00 p.m. of Peak Days in the months of January, February and December. Peak Months, Peak Hour Months, Peak Days and Peak Hours in a calendar year may be changed by Company (but the number of Peak Months, Peak Hour Months, Peak Days and Peak Hours may not be increased) upon not less than three months' written notice to Cogenerator or as agreed by the parties; provided, that such change, for all purposes under this Agreement, will be applied prospectively.

          (e) Each of the above-described Capacity Factors shall be expressed as a percentage and rounded to two decimal points.

          (f) If months both before and after the date of Commercial Operation are considered in computing Annual, Peak Month or Peak Hour Capacity Factors, then the net energy delivered during all such months shall, in lieu of contrary provisions of subsections (a) - (c) , be divided by the sum of the products of:

               (i) the number of hours in the applicable number of months and partial months preceding the date of Commercial Operation multiplied by Firm Capacity at the end of the last month preceding the date of Commercial Operation; and

               (ii) the number of hours in the applicable number of months and partial months after the date of Commercial Operation, multiplied by Firm Capacity at the end of the month immediately preceding the month for which such determination is being made; if, however, Commercial Operation has not occurred at the end of the prior month, then substitute Firm Capacity at the end of the month for which such determination is being made.

     7.07  Adjustments to Capacity Factors.

          (a) Computations of Annual, Peak Month and Peak Hour Capacity Factors shall be made as provided in this Article based upon total net generation of the Plant metered on the Company side of the Cogenerator Substation for the applicable period even though actual generation of the Plant may have been affected by uncontrollable forces (except as provided in (b) below) or by Cogenerator's or Company's suspension of performance as authorized by Sections 5.05, 5.06, 5.08, 12.01 or 13.03 of this Agreement or a reduction in generation made at Company's request pursuant to
Section 5.13. Provided, however, that computations of Peak Month Capacity Factor and Peak Hour Capacity Factor will not be affected by any reductions of generation made at Company's request pursuant to Section 5.13, i.e., said Factors will be calculated as if the amount and level of reduction had not occurred. Similarly, computations of Peak Month Capacity Factor, Peak Hour Capacity Factor and Annual Capacity Factor will not be affected by (i) any reductions of generation made at Company's request to construct or maintain facilities pursuant to section 3.10(b) or (c) solely to serve other customers,
(ii) reductions in excess of 150 hours per year made at Company's request pursuant to section 5.05(a)(i), (iii) backdowns made pursuant to Subsection 5.13(b), (iv) reductions in generation resulting from Company's opening of electrical connections in violation of subsection 5.05(a)(iii) or 5.05(a)(iv),
(v) reductions in generation in excess of twenty-five (25) hours in any consecutive twelve-month period made pursuant to subsection 5.05(a)(ii), or (vi) reductions in generation pursuant to Section 5.07(f).

     (b) if Uncontrollable Forces is applicable and is declared by Cogenerator, the Capacity Factors applicable immediately before the occurrence of the Uncontrollable Force shall remain unchanged for so long as such Uncontrollable Force continues in accordance with the terms hereof. If Uncontrollable Force is applicable and is declared by Cogenerator, Company shall not be required to make any Capacity Payment for the months or any portions thereof during which the Uncontrollable Force conditions existed.

     7.08 Prices Company's payments to Cogenerator shall be based on the billing kwh and billing kW as set out above and the following:


          (a) Capacity Payments will be made at the following rates:

                Calendar Year          $/kw/month
                -------------          ----------
                    1987                 10.75
                    1988                 11.13
                    1989                 11.52
                    1990                 11.92
                    1991                 12.33
                    1992                 12.77
                    1993                 13.21
                    1994                 13.68
                    1995                 14.16
                    1996                 14.65
                    1997                 15.16
                    1998                 15.69
                    1999                 16.24
                    2000                 16.81
                    2001                 17.40
                    2002                 18.00
                    2003                 18.63

          (b) Energy Payments.

              (i)   Energy payments shall be based on the following schedule:

                Calendar Year          cents/kwh
                -------------          ---------
                    1987                  2.10
                    1988                  2.17
                    1989                  2.25
                    1990                  2.33
                    1991                  2.41

                    1992                  2.49
                    1993                  2.58
                    1994                  2.67
                    1995                  2.77
                    1996                  2.86
                    1997                  2.96
                    1998                  3.07
                    1999                  3.17
                    2000                  3.28
                    2001                  3.40
                    2002                  3.52
                    2003                  3.64

    (ii) Provided, however, that for any month after 1988 in which the Annual Capacity Factor is 72.5% or greater, billing kwh in excess of 72.5% of the product of the Firm Capacity for the current month and the number of hours in the current month ("WACOG kwh") shall be paid for at 99% of the Company's Weighted Average Cost of Gas rather than at the above rates in accordance with Exhibit 7.08(b)(ii). "Weighted Average Cost of Gas" will be determined on an after-the-fact basis using a heat rate of 10,300 btu/kwh and the Company's average cost of gas for the month in which the energy was delivered. The monthly energy constituting WACOG kwh, if any, shall be determined by the applicable formula and be subject to the limitations set forth below:

    If B is greater than FC x 1000, then:

             NG       (FC x H x .725) - (B - (FC x 1000))
       P = ------ - [ ----------------------------------- ]
             M                         M

    If B is less than FC x 1000, then:

             NG       FC x H x .725
       P = ------ - [ ------------- ]
             M              M
          where:

               P is the monthly energy constituting WACOG kwh.

               NG is net generation of the Plant for the current month and the prior eleven months or such lesser number of full calendar months as have elapsed since the later of Commercial Operation or December 31, 1988.

               B is the Backdown, in kwh, in the current and prior eleven months or such lesser number of full calendar months as have elapsed since Commercial Operation or December 31, 1988, whichever is later.

               FC is Firm Capacity.

               H is the number of hours in the current and prior eleven months or such lesser number of full calendar months as have elapsed since the later of Commercial Operation or December 31, 1988.

               M is 12 or such lesser number equal to the number of full calendar months including the current month which have elapsed since the later of Commercial Operation or December 31, 1988.

          Limitation: Notwithstanding the results of the foregoing, Company shall have no obligation to pay for any more WACOG kwh than is actually generated.

     7.09 Payments Subject to PUC Action. The payments from the Company as specified in Section 7.08 have been established by the parties based upon laws, regulations and rules in effect during negotiation of this Agreement and applicable to purchases of power and energy from a Qualifying Cogeneration Facility. Such payments do not exceed estimates of Company's avoided costs in PUC Docket No. 6065 over the term of this Agreement, computed by Company using its best efforts in accordance with such laws, rules and regulations. It is the intention of the parties that such payments, as herein established, shall be in effect and observed during the term of this Agreement. Notwithstanding the foregoing, if at any time during the term of this Agreement, the Public Utility Commission of Texas, other than in a proceeding initiated by Company or Cogenerator for the purpose of requesting or obtaining such alteration, alters the rate for the purchase of energy and capacity which can be paid by Company to Cogenerator pursuant to this Agreement or the amounts allowed to be recouped from Company's retepayers, then such payments shall be adjusted to the rate allowed by the Commission. Prior to the time that any such order becomes final, Company may, at its option, suspend any affected portion(s) of payment obligations hereunder pending appeal, approval of a superseding order, modified rules or tariff for Company, or other action that would permit payments herein provided. Amounts so suspended shall be held in escrow for payment to the appropriate party when the order becomes final. During such suspension, Cogenerator may, at its option, do either one or both of the following:

         (i) sell the energy and capacity for which payment has been suspended to Host or others so long as such sale does not violate any other provision of this Agreement; or

         (ii) sell all or part of the energy for which payment has been suspended to Company. Payment for non-firm energy so sold to Company shall be based on Company's avoided energy costs computed according to the most recent methodology filed by Company with the Public Utility Commission of Texas as required by its substantive Rule 23.66. Any such payments are subject to regulatory action and recoupment in accordance with this section and Section 7.10. If the regulatory authority determines that amounts held in escrow should be paid to Cogenerator or its ruling has that effect, then any amounts paid to Cogenerator for non-firm energy during the period of suspension shall be subtracted from escrow funds to be paid to Cogenerator.

If the amount disallowed by the final order is more than nominal (the parties agreeing that a reduction of 5% or more is more than nominal without prejudice to the right of Cogenerator to assert that a lesser reduction is more than nominal) Cogenerator may terminate this Agreement upon notice given within thirty (30) days after the order becomes final. Nothing herein contained shall obligate Company to wheel energy and capacity to any entity other than another utility nor to any utility if such wheeling would subject Company to regulation under the Federal Power Act. Any wheeling to another utility will be in accordance with, and subject to Cogenerator's compliance with PUC Substantive Rule 23.66.

     7.10 Recoupment. Company's obligations to make payments to Cogenerator pursuant to this Article are conditioned upon the Company's being permitted by the Public Utility Commission of Texas to fully recoup from Company's ratepayers through a Purchased Power Cost Recovery Factor Clause or other authorized rate or charges all of the payments made to Cogenerator. Any sums recouped by Company from its ratepayers and which are subsequently disallowed by the Public Utility Commission and charged back to Company including any interest or other sums added to the amount disallowed, other than in a proceeding initiated by Company or Cogenerator for the purpose of requesting or obtaining such disallowance, shall be paid by Cogenerator to Company or setoff or credited against subsequent payments owed by Company to Cogenerator. Amounts payable by Cogenerator to Company under this Section shall bear interest at the Commercial Paper Rate from the date the sums disallowed are charged back to Company until the date they are paid by Cogenerator or set off against Cogenerator's payment obligations. At the request of Cogenerator, Company will consider arrangements for payment of sums due in periodic installments; any such arrangement will be upon such terms and at such rate of interest as may be agreed. Unless or until terminated under section 7.09, future rates for capacity and energy will be adjusted to the levels allowed by the Public Utility Commission to be charged to ratepayers for purchases under this Agreement.

                ARTICLE VIII - COGENERATOR NOT A UTILITY

     8.01 Cogenerator Not a Utility. Cogenerator does not hereby dedicate the Plant and related facilities nor the electrical output of the Plant to serving the public and nothing herein contained shall be construed or interpreted as constituting Cogenerator a public utility. Instead, Cogenerator intends to be a private entity owning and operating the Plant as a Qualifying Cogeneration Facility.

     8.02 Company Is a Utility. Company does not hereby dedicate its system or any part thereof to Cogenerator nor does it hereby alter its status as a public utility providing service to its customers including those described in Section 6.01.

               ARTICLE IX - PERMITS, REGULATIONS AND CONTINGENCIES

     9.01 Subject to Regulation. This Agreement, including amounts to be credited against billings to Cogenerator, may be subject to regulation by applicable regulatory authorities having jurisdiction. Construction of the Interconnection Facilities may be subject to prior approval of the Public Utility Commission of Texas.

     9.02 Application for Permits. Each party shall, promptly after execution hereof, apply for any and all permits, licenses and regulatory approvals required for its performance hereof.

     9.03 Certificate of Convenience and Necessity Not Obtained. If Company is unable to obtain, in form and substance satisfactory to it, a certificate of convenience and necessity or an amendment to its existing certificate of convenience and necessity, if required, for construction of the Interconnection Facilities, either party may terminate this Agreement on written notice to the other.

     9.04 Fuel Supply Not Obtained. If Cogenerator is unable to obtain written contracts for a fuel supply (including back-up fuel) satisfactory to Company, then Company may, at any time prior to September 15, 1986, terminate this Agreement upon written notice to Cogenerator. To the extent that Cogenerator elects to provide fuel from its own reserves, such reserves must be dedicated to supplying the Plant so that such dedication will be binding upon Cogenerator's successors and assigns. Company may terminate by the aforesaid date if the amount or dedication of such reserves or arrangements (or contracts) for transportation thereof are not satisfactory.

     9.05 Third Party Contracts Unsatisfactory. If any of the contracts described in Section 15.08 contain provisions unsatisfactory to Company, (excluding provisions contained in a draft approved by Company) then Company may, within thirty days after receipt of such contract, terminate this Agreement upon written notice to Cogenerator unless such contract is amended to Company's satisfaction.

     9.06 Effect of Termination. Upon termination under this Article, neither party shall have any further obligation to the other under the terms and provisions hereof except that Cogenerator will pay Company for any costs incurred by Company to the date of termination for design, construction and removal of the Interconnection Facilities including the costs of cancelling any orders for materials and the costs of any materials under any non-cancellable orders other than materials which Company may readily use for other purposes.

     9.07 Subject to Applicable Laws. This Agreement is also subject to applicable federal, state and local laws, ordinances, rules and regulations. Nothing herein contained shall be con-strued as a waiver of any right to question or contest any such law, ordinance, rule or regulation or asserted regulatory jurisdiction.

     9.08 Changes in Contracts. Fuel supply and transportation contracts and third party contracts described in Sections 9.04 and 15.08, approved or deemed approved by Company shall not be altered, amended or terminated without Company's prior written consent.

     9.09 Termination by Cogenerator.

         (a) Cogenerator may terminate this Agreement by written notice to Company if any of the following events have not occurred by the dates set forth in (c) below:

              (i) Execution by Cogenerator and Host of an enforceable Steam Sale and Purchase Agreement, satisfactory to Company, whereby Host will be obligated to purchase sufficient steam from Cogenerator for the Plant to be a Qualified Cogeneration Facility;

              (ii) Execution of an enforceable Construction Agreement, satisfactory to Company, by Cogenerator and its equipment vendor for construction of the Plant;

              (iii) Cogenerator's obtaining a firm commitment from a lender to finance construction of the Plant and containing such terms and provisions as are acceptable to Cogenerator, in its discretion.

         (b) Cogenerator may terminate this Agreement by written notice to Company if, by October 15, 1986 or such later date as may be agreed in writing by the Parties, Cogenerator has not entered into a loan agreement with its lender pursuant to its firm commitment.

         (c) The date specified in (a) above shall be the latest of September 15, 1986, such subsequent day as may be agreed in writing by the Parties or 30 days after Company's receipt of a final draft of the agreements described in (i) and (ii) of (a) above.

         (d) Written notice of termination pursuant to this Section shall be given not later than the date specified in (b) or (c), as applicable.

         (e) Cogenerator shall make every reasonable effort to execute the agreements and to obtain the commitment described above.

                    ARTICLE X - METERS, RECORDS AND BILLINGS

     10.01 Metering by Company. Company will, at Cogenerator's expense, install and maintain meters on the Company side of the Cogenerator Substation to measure power and energy (i) delivered by Company to Cogenerator and (ii) delivered by Cogenerator to Company. The Company shall have the right to inspect, test and read its meters and measuring equipment at all times. The Company shall, at Cogenerator's expense, inspect and test all meters and measuring equipment upon their installation and on a scheduled basis at least once every year thereafter. Meters will also be inspected at any other reasonable time upon the request of Cogenerator; the cost of such inspections will be borne by Cogenerator. If such meters and measuring equipment are found to be not within the standards established by the American National Standards Institute, Incorporated, such meters and measuring equipment will be repaired or replaced at Cogenerator's expense. If a meter or other measuring equipment fails to register or, upon test, is found to be not within the accuracy standards established in the latest revision of Standard C12.1 of the American National Standards Institute, Incorporated, an adjustment, estimated by the Company, shall be made correcting a11 measurements made by such an inaccurate meter or measuring equipment for:

         (a) the actual period during which inaccurate measurements were made, if such period can be determined or, if not,

         (b) the period immediately preceding the test of the meter or measuring equipment equal to one-half the time from the date of the last previous test of such meter or measuring equipment, provided that the period covered by any such correction shall not exceed six months.

Company shall give Cogenerator reasonable advance notice of any such tests, and Cogenerator shall have the right to observe the test and to conduct its own tests to verify the Company's procedures and results.

     10.02 Metering by Cogenerator. Cogenerator will install and maintain meters to measure all pertinent fuel and electrical parameters of the Plant as set forth in Exhibit 10.02 attached hereto. Cogenerator shall, at its own expense, inspect and test such meters at least once each year, or at any other reasonable time at Company's request and at Company's expense. Cogenerator shall repair or replace any meters found to be not within the accuracy standards of the American National Standards Institute, Incorporated. Cogenerator shall give Company reasonable advance notice of any such test, and Company shall have the right to observe the test and to conduct its own tests to verify Cogenerator's procedures and results.

     10.03 Records. Company shall maintain meter records and other records needed to reflect power and energy generated at the Plant and delivered to Company. Company will also maintain complete records of its costs and expenses chargeable to Cogenerator pursuant to Article III hereof. Cogenerator shall maintain meter records and other records needed to reflect power and energy generated at the Plant and records of all pertinent fuel and electrical parameters of the Plant. Such records will be maintained in accordance with generally accepted accounting procedures consistently applied and will be subject to inspection and audit by the other party during normal business hours upon reasonable advance notice.

     10.04 Interest on Past Due Bills. Any bills rendered by Company hereunder (specifically excluding any billings for construction or maintenance power and energy) which are not paid when due and any payments due by Company to Cogenerator pursuant to Article VII which are not paid when due shall bear interest, compounded monthly, from the due date until paid, at the Commercial Paper Rate.

     10.05 Corrections. Billings and payments shall be subject to correction for a period of one (1) year from the date thereof.

     10.06 Metering Expense. Cogenerator will pay to Company monthly, beginning at the conclusion of the first month of trial operation of the Plant, the sum of Three Hundred Sixty dollars ($360.00) for al1 associated meter reading, processing and administrative cost. At June lst of each year during the term of this Agreement, the monthly amount shall be adjusted as set forth in Section
3.12 (c)(i) and (ii) to reflect increases in the Bureau of Labor Statistics of the United States Department of Labor Transportation and Public Utilities Electric Services average hourly earnings using May 1986 as the base period.
The average hourly earnings numbers referred to in Section 3.12 (c)(i) will be taken from this SIC Code 491, except as set forth in Section 3.12(c)(ii).

     10.07 Billing. Within thirty (30) days after the end of a month, Company shall render to Cogenerator a statement detailing all amounts due from Company to Cogenerator and all amounts due from Cogenerator to Company for said calendar month, based upon data from Company's telemetry equipment:

          (a) The statement will contain payment by Company to Cogenerator of the sum due, if any, from Company to Cogenerator.

          (b) Company may offset sums due or to become due from Cogenerator against sums payable by Company to Cogenerator after (i) the date of termination pursuant to Section 7.09, (ii) the date Company gives Cogenerator notice of default, (iii) the date Company gives Cogenerator notice of termination pursuant to Section 13.03 or 18.03 or (iv) the date Cogenerator makes an assignment for the benefit of creditors or becomes insolvent or the date a receiver is appointed to take possession of the Plant. Sums so offset shall be paid to Cogenerator if Cogenerator cures its default within thirty days after the date of Company's notice of default or termination.

          (c) If the statement shows a net amount due from Cogenerator to Company, payment shall be due twenty (20) days after said statement is sent.

          (d) On a regular monthly basis, Company will read the meters and correct the previous billing for any differences in the substation meters and the telemetry equipment. At Cogenerator's request, Company wil1 substantiate any such differences. In the event of any such differences the substation meters shall determine the correct billing.

     10.08 Early Payments. In the event that this Agreement is terminated prior to the end of its original term as specified in Section 11.01, then Early Payments made by Company to Cogenerator will be refunded according to the Schedule attached hereto as Exhibit 10.08. Said refund will be due thirty (30) days after termination and, if not paid when due, will bear interest at the Commercial Paper Rate. At the request of Cogenerator, Company will consider arrangements for payment of sums due in periodic installments; any such arrangement will be upon such terms and at such rate of interest as may be agreed. The amount of "Early Payments" consists of all capacity payments made by Company to Cogenerator in excess of the amount of such payments that would have been made had such payments been scheduled to start in 1989 and escalate at a 7.07% annual rate. To secure the refund of such Early Payments, Cogenerator shall furnish a surety bond, or other security, which may include pledge or encumbrance of properties or fuel reserves, satisfactory to Company, on or before the date of Partial Commercial Operation in an amount equal to the maximum amount of Early Payments which could be made under this Agreement given the date of Partial Commercial Operation. Cogenerator may from time to time reduce the amount of its bond or other security to an amount equal to its then remaining potential liability for refund of Early Payments as specified in Exhibit 10.08.

                  ARTICLE XI - TERM AND OTHER PROVISIONS

     11.01 Term. This Agreement shall be effective from its date and shall continue thereafter until the September 30th which occurs first after fifteen
(15) years after the date of Commercial Operation, at which time it shall automatically terminate.

     11.02 Amendment. This Agreement may be amended at any time, but only upon written agreement of the parties.

     11.03 Assignment.

     (a) This Agreement shall not be assigned nor shall the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities or any major items of equipment thereof or any of Cogenerator's fuel supply for the Plant be sold or transferred, in whole or in part, by either party without the prior written consent of the other (which consent will not be unreasonably withheld but Company may require security satisfactory to Company for transferee's performance of Cogenerator's obligations hereunder, including without limitation, under Sections 3.12, 10.08 and 13.05).

     (b) A party shall be deemed to have consented to a proposed assignment if it does not otherwise advise the party requesting consent within thirty days after receipt of such request;

     (c) Consent of the other party shall not be required for:

          (i) Assignment of this Agreement in whole or in part by Company to Texas Utilities Company or any wholly owned subsidiary of Texas Utilities Company;

          (ii) Assignment of this Agreement by Cogenerator to any subsidiary, parent or successor entity whose voting securities are at least fifty-one percent owned by Cogenerator;

          (iii) Assignment of this Agreement by Cogenerator for collateral security purposes to aid in providing financing for the Plant, Cogenerator Substation, and Cogenerator Interconnection Facilities or Cogenerator's obligations hereunder, provided that any such assignment will require the lender to assume the obligations of this Agreement if lender operates the Plant directly or to require assumption of this Agreement by any lessee or purchaser of the Plant from the lender;

          (iv) Sale by Cogenerator of any major item of equipment which has been replaced. A "major item of equipment" is any equipment or facility (excluding fuel supply reserves and contracts and fuel transportation agreements) required for reliable operation of the Plant and delivery of power and energy to Company;

          (v) Transfer by Cogenerator of an undivided interest in the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities, major item of equipment or Fuel Supply so long as Cogenerator retains an undivided interest therein.

          (vi) Transfer to Company pursuant to Article XV.

     (d) No assignment of this Agreement without consent under Subsection (c) shall release the assignor from liability hereunder;

     (e) Subject to the foregoing provisions of this section, the provisions of this Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the parties hereto.

     11.04 Company Organization. References herein to a division of Company are for convenience only and reflect the current organization of Company. Company may designate other of its divisions to perform or receive a benefit hereunder and may reorganize its divisions or discontinue its divisions entirely. All provisions hereof imposing an obligation or conferring a benefit upon a division of Company shall be binding upon or inure to the benefit of Company.

     11.05 No Waiver. Failure of a party to insist, on any occasion, upon strict performance of this Agreement shall not be a waiver of the right to insist upon strict performance of any provision on any other occasion.

                 ARTICLE XII - OUTAGES AND UNCONTROLLABLE FORCE

     12.01 Outages.

          (a) The parties recognize that the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities, Interconnection Facilities and Company's transmission system will be subject, from time to time, to scheduled outages for construction, maintenance, repairs and inspection and to unscheduled outages caused by breakage or malfunction of equipment, machinery and facilities, or by storm or other casualty. Receipt of power and energy generated at the Plant may be interrupted or curtailed by either party because of such scheduled or unscheduled outages of the Plant, Interconnection Facilities, Cogenerator Substation, Cogenerator Interconnection Facilities and related transmission lines and facilities.

          (b) Receipt of power and energy generated at the Plant may also be interrupted or curtailed by Company or Cogenerator because of other outages or conditions but only to prevent possible injury to persons and possible damages to facilities and equipment, to prevent jeopardy to reliability of its system, to maintain the security requirements of ERCOT, or as otherwise authorized by this Agreement.

          (c) Cogenerator and Company will promptly give notice to the other of any unscheduled outage. Company and

     Cogenerator will, as far in advance as practical, schedule outages of the Plant and of other facilities affecting receipt by Company of electric power and energy generated at the Plant.

          (d) Each party will, however, use due diligence so that delivery and receipt of power and energy generated at the Plant may be resumed.

     12.02 Liability. Neither party shall be liable to the other for interruptions or curtailments; of the delivery or receipt of power and energy generated at the Plant by reason of any of the causes set forth in Section 12.01 even though caused, in whole or in part, by the negligence of a party. Such interruptions or curtailments may, however, affect calculation of capacity factors or payments under Article VII, cause a party to be in default hereunder or authorize termination of this agreement.

     12.03 Uncontrollable Force. (a) Provided that notice is given as required in subsection (b) below, a party shall not be considered to be in default with respect to any obligation under this Agreement (other than an obligation to pay sums due and other than as provided in (d) below) if it is prevented from fulfilling such obligation by reason of an Uncontrollable Force for a period of up to six (6) months in length. The term "Uncontrollable Forces" shall be deemed for the purposes of this Agreement to mean storm, tornado, flood, lightning, earthquake, fire, explosion, civil disturbance, acts of God, sabotage, war, national emergency or restraint by a court or public authority, which such party could not reasonably have been expected to avoid by exercise of due diligence and foresight. Uncontrollable Forces shall also include delays in receipt of generator rotor, generator stator, main power transformer or steam turbine caused by damage or loss in shipping. The failure of a party's facilities which is caused by an act or event other than storm, tornado, flood, lightning, earthquake, fire, explosion, civil disturbance, acts of God, sabotage, or war, is not an "uncontrollable force". The term "Uncontrollable Forces" does not include changes in market conditions, including but not limited to changes that affect the cost or availability of Cogenerator's supply of fuel or alternate supplies of fuel. A party shall exercise due diligence to remove any disability to its performance caused by Uncontrollable Forces with reasonable promptness. After a party's failure to perform due to an Uncontrollable Force has continued for six (6) months, then the Uncontrollable Force shall cease to excuse the failure to perform, and the party failing to perform shall thereafter be in default of this Agreement.

     (b) A party may not assert an Uncontrollable Force as an excuse for a default unless the party suffering the Uncontrollable Force notifies the other party in writing within fourteen (14) days after the commencement of the failure or inability to perform which was caused by the Uncontrollable Force. The notice shall specify the nature of the Uncontrollable Force and the date of its commencement.

     (c) If Cogenerator is prevented from performance by breakdown or malfunction of equipment requiring replacement of a generator stator, generator rotor, main power transformer or steam turbine, Cogenerator may so advise Company within the time limits specified in Subsection (b). If Company agrees on the need for such replacement so that Cogenerator may perform under this Agreement, then the equipment breakdown or malfunction shall be deemed to have been caused by Uncontrollable Force. If Company does not agree, the question of the need for such replacement may be submitted to arbitration under Article XIX, by request made within 45 days after date of notice given pursuant to Subsection
(b). If Cogenerator believes that replacement of the rotor, stator or transformer cannot be completed within six (6) months, Cogenerator may so notify Company in writing, and the parties will negotiate in good faith to extend the six (6) month period set out in (a) above for the time necessary to make the replacement, but not to exceed eighteen (18) months. If no agreement is reached within thirty
(30) days after the written notice, then either party may submit the issue of the length of time necessary to make the replacement to binding arbitration under Article XIX by request made within 45 days of the date of Cogenerator's notice that replacement will require more than six months, but under no circumstances shall the six (6) month period under (a) above be extended to greater than eighteen (18) months.

     (d) If Cogenerator shall violate Section 5.08(b), Company may exercise the rights afforded in Section 5.08(c) and (d) even though Cogenerator's violation is the result of Uncontrollable Force.

     12.04 Cogenerator's Indemnification of Company. This Agreement is for the benefit of the parties hereto and shall not be construed to confer any rights or benefits on any third party.

     (a) Without limiting the foregoing, Cogenerator further agrees to defend, protect, indemnify, and save harmless Company, its agents, servants, officers, directors, and employees, from and against all claims, expenses, demands, judgments, and causes of action of every kind and character for personal injury or death or damage to property of Cogenerator, Cogenerator's agents, servants, and employees, as well as Cogenerator's contractors and the agents, servants, and employees of Cogenerator's contractors, whether or not arising from the sole or concurrent negligence or fault of Company, its agents, servants, officers, directors, or employees or independent contractors directly responsible to Company, arising out of or incident to this Agreement, including, but not limited to, (i) any condition of Cogenerator's premises, (ii) separate operations being conducted on Cogenerator's premises, or (iii) the imperfection, whether latent or patent, of any material or equipment furnished by Company; Cogenerator may purchase and install, to Company's specifications, such material or equipment in lieu of Company's furnishing the same.

     (b) Cogenerator shall defend, protect, indemnify, and save harmless Company and its officers, directors, agents, servants, and employees from and against any and all claims, expenses, demands, judgments, causes of action of every kind and character whatsoever arising in favor of any person or entity (other than Cogenerator, Cogenerator's contractors a and the agents, servants, and employees of Cogenerator or Cogenerator's contractors, as provided in the preceding subsection), except that arising from the sole negligence or fault of Company, its agents, servants, officers, directors, or employees or independent contractors directly responsible to Company, including but not limited to claims, demands, judgments, causes of action on account of personal injuries or death, or damage to property arising out of or incident to this Agreement; it is the clear and unequivocal intent of the parties hereto that Cogenerator's obligation to defend, protect, and save harmless Company shall be full and complete, with the only exception being that Company shall not be entitled to indemnification under this Subsection (b) for claims, demands, expenses, judgments, and causes of action resulting from Company's sole negligence.

     (c) Cogenerator will also indemnify Company from any suits, claims, demands, or damages of any such entity arising from Company's termination of this Agreement according to its terms, or agreement with Cogenerator for modification or termination hereof.

     (d) Cogenerator will also indemnify Company from any of its costs and expenses, including reasonable attorney's fees, arising from any claim, demand or suit as to which Company is hereby indemnified.

     12.05 No Consequential Damages. Neither party shall be liable to the other for loss of earnings, revenues, or indirect or consequential damages or injury which may occur, in whole or in part, as a result of the breach of any provision hereof. Neither loss of sales price of power and energy or cost of replacement power and energy are indirect or consequential damages under this Agreement.

                             ARTICLE XIII - DEFAULT

     13.01 Default. As used in this Article XIII, "default" shall mean the failure of a party to make any payment or perform any obligation in the time and manner provided in this Agreement. No default shall exist where such failure to discharge obligations (other than the payment of money) is the result of an uncontrollable force as defined in Section 12.03 and for the period set forth therein.

     13.02 Notice of Default. Upon failure of a party hereto to make a payment or to perform any obligation required hereunder, the other party shall give written notice of such default to the party in default. The party in default shall have thirty (30) days within which to cure a default involving payment of money and, if cured within such time, the default specified in such notice shall cease to exist. A party may make a payment "under protest" by so notifying the other party in a written notice accompanying the payment. Any refund of an amount paid "under protest" shall bear interest at the Commercial Paper Rate from the date of payment until the date of refund. If a party in default of any obligation other than the payment of money shall commence work or other efforts to cure such default within thirty (30) days after receipt of such notice and shall thereafter prosecute such curative work with reasonable diligence until such curative work is completed, and if as a result thereof such default is cured within ninety (90) days or such longer period as the party not in default may agree, then the default specified in such notice shall cease to exist. Even though cured, a defaulting party shall not be excused thereby for any damages arising by or during such default.

     13.03 Remedy for Default. If a default is not cured as provided in
Section 13.02, the party not in default may suspend performance hereof. The party in default may, after expiration of the period set forth in Section 13.02, remedy such default and pay the party or parties not in default its losses or damages, subject to the limitations of Section 12.05. Such losses or damages may include the net cost of replacement power and energy, incurred by Company, or the loss to Cogenerator caused by the failure of Company to take power and energy, and related costs incurred by the non-defaulting party in respect to such default plus interest at the Commercial Paper Rate in effect on the first day of each month that interest accrues hereunder; thereupon such default shall cease to exist. If such default is not cured within six (6) months after the notice specified in Section 13.02, the party not in default may terminate this Agreement by written notice to the other; such termination shall not, however, impair or terminate the remaining provisions of this Article XIII. The remedy provided by this Section is in addition to other remedies provided elsewhere in this Agreement.

     13.04 Good Faith Negotiations. If a default is not cured as provided in
Section 13.02, 13.03, or 18.03, then the parties will, on the request of either Party and whether or not this Agreement has otherwise been terminated, meet and negotiate in good faith for resolution of the breach and damages occurring or to occur therefrom. If requested by either party, the parties wil1 negotiate concerning the sale or lease of the Plant, Cogenerator Interconnection Facilities and Cogenerator Substation to Company or the right of Company to operate the same. If this Contract be terminated pursuant to Articles XIII or XVIII, Company will, at Cogenerator's request, negotiate in good faith with Cogenerator for Company's purchase of firm power and energy from the Plant if:

     (i) such purchase can be made without material adverse effects, including adverse economic effects, on Company;

     (ii) The Plant retains its status as a Qualifying Facility;

     (iii) Cogenerator's facilities, including the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities and fuel supply meet the requirements of this agreement; and

     (iv) Company has been made whole for all damages it may have sustained by reason of Cogenerator's default hereunder.

     13.05 Liquidated Damages. The parties acknowledge that any damages for replacement power and energy will be extremely difficult to calculate accurately in the event this Agreement is terminated. Therefore, Cogenerator's liability for replacement power and energy under this Agreement shall equal ten percent (10%) of the payments for capacity and energy that would have been made during the period between the termination of this Agreement and the end of the remaining term of this Agreement if no termination had occurred if the Plant operated at a sixty-five percent (65%) annual capacity factor continuously for such period and without applying any of the adjustments to Billing Capacity specified in subsections (a) through (f) of Section
7.05. Said amount shall be discounted to present value using a discount rate of 11.51% per annum and shall bear interest at the Commercial Paper Rate from the date of termination. Said amount, both principal and accrued interest, shall be due and payable ninety (90) days after the date of termination. At the request of Cogenerator, Company will consider arrangements for payment of sums due in periodic installments; any such arrangement will be upon such terms and at such rate of interest as may be agreed. The amount payable hereunder is intended by the parties to be liquidated damages and not a penalty. Exhibit 13.05 shows the amount of such damages for a termination in each year of this Agreement.

     13.06 Exclusion of Liability. Neither party, by review, comment, failure to comment, or approval of any plans and specifications for construction, operation or maintenance of, any facilities under this Agreement, assumes any responsibility or liability for damages or physical injury to: (1) either party's real or personal property or electrical equipment, (2) the real or personal property of third persons or corporations not a party to this Agreement, including, but not limited to, Host,
(3) any persons who may come in contact with or upon either party's facilities, and (4) any other persons or property, real or personal.

     13.07 Bankruptcy or Insolvency. In the event of a party's bankruptcy or insolvency, or in the event of the initiation of any proceedings, voluntary or involuntary, against a party under the bankruptcy or insolvency laws, or in the event of a party's inability to meet its debts in the ordinary course of business, the other party may terminate this Agreement immediately upon written notice; provided, however, there shall be no right to terminate hereunder if, within ten (10) days from the receipt of such written notice to terminate, the debtor in possession, trustee, receiver or custodian of the party in bankruptcy or insolvency, whichever is obligee under this Agreement, in writing affirms this Agreement and demonstrates to the other party's reasonable satisfaction the ability to fulfill its or their obligations under this Agreement.

     13.08 Inadvertent Operating Default.

          (a) If Company shall give notice pursuant to Section 13.02 or 18.03 of Cogenerator's default and such default is of the nature described in subsection (h) below, Cogenerator may, within thirty (30) days after the date of such notice or such longer period as may be agreed, present evidence to the Company that:

               (i) such default was not the result of the willful or reckless act or willful or reckless omission of Cogenerator, it being understood and agreed that an act or omission resulting from Cogenerator's inadvertence, mistake or negligence shall in no event be deemed willful or reckless;

               (ii) after completion of corrective work or efforts by Cogenerator, the Plant and Cogenerator will be able to perform in accordance with this Agreement; and

               (ii) Cogenerator is ready and able to promptly begin and thereafter diligently pursue corrective work or efforts to cure such default.

          (b) If such evidence is satisfactory to Company, Company's right to terminate this Agreement for such default shall be suspended until the first to occur of the following:

               (i) completion of Cogenerator's corrective work or efforts (and tests pursuant to Section 5.12, if applicable,) reveal that the Plant and Cogenerator can perform in accordance with this Agreement;

               (ii) expiration of the period when Cogenerator would have completed corrective work or efforts by exercise of due diligence;

          (iii) Failure of Cogenerator to pay sums due under subsection (d) within thirty (30) days after billing therefor; or

          (iv) expiration of the term hereof.

     (c) During the period that Company's right to terminate is suspended, power and energy to replace generation from the Plant will be provided by Company if it can reasonably do so. To the extent that Company does not do so, Company will (except for periods when Company elects not to provide or purchase replacement power) attempt, in good faith, to purchase replacement power and energy from third parties; provided, however, that Company has no obligation to make any purchase which might subject it to regulation under the Federal Power Act.

     (d) During the period of suspension, no sums will be paid Cogenerator hereunder. Cogenerator will pay Company monthly, the amount, if any, by which the cost of replacement power and energy exceeds sums that would have been paid Cogenerator for power and energy hereunder.

           (e) Costs of replacement power purchased from third parties shall be the purchase price therefor, plus any costs of interconnection, wheeling, and losses. The costs of replacement power and energy provided by Company shall be calculated as follows:

                  (i) capacity cost per kW per year shall be equal to the original cost per kW of Company's most recently added peaking unit times the Company's weighted average cost of capital as determined in its most recent rate case, grossed up for Federal income taxes; and

                  (ii) energy cost per kwh shall equal Company's incremental energy cost as determined by Company's production costing study then in effect.

           (f) If the Plant and Cogenerator can perform in accordance with this Agreement at expiration of the period that Company's riqht to terminate is suspended and if Cogenerator has paid Company all sums due under this section, then Cogenerator shall be deemed to have cured such default.

           (g) If the Plant or Cogenerator cannot perform in accordance with this Agreement at expiration of the period that Company's right to terminate is suspended or Cogenerator has failed to pay sums due under (d) above, then Company may immediately terminate this Agreement, without obligation under
    Section 13.04. Upon such termination, Cogenerator shall be liable to Company for sums due under Section 10.08 but shall have no liability under Section 13.05.

           (h) Defaults to which this section applies are those involving Cogenerator's failure to deliver power and energy, to maintain minimum Capacity Factors as required by Section
         18.01 (j) or to comply with provisions of Section 5.02 or 5.04. Without limiting the foregoing, defaults under Sections 5.05(a), 5.08, 9.08, 11.03, under Articles XIV, XV, XVII, and failure to correct an Uncontrollable Force (other than an Uncontrollable Force affecting operation or ability to operate the Plant) within the time prescribed by Section 12.03, are not defaults to which this section applies.

           (i) This section does not apply to termination by Company pursuant to Sections 2.04, 5.08 or 9.05.

                            Article XIV - Insurance

           14.01 Proof of Coverage. Cogenerator shall require that its insurance carriers provide to Company proof of insurance as required by Section 14.05 in the form of two (2) copies of an insurance certificate form acceptable to Company. All policies shall be written with insurers acceptable to Company and the certificates received not less than thirty (30) days prior to beginning construction at the site of the Plant. Such certificates shall provide that there will be sixty (60) days' written notice given to Company of any change in or cancellation of any policy upon which a certificate is required of Cogenerator by this Article hereof. All coverages required of Cogenerator shall be in full force and effect during the term of this Agreement.

           14.02 Policies. All policies shall be written on an occurrence basis, unless an occurrence basis policy becomes unavailable, and shall include Company, its directors, officers, agents, servants, employees and/or independent contractors directly responsible to Company as additional insureds. All policies shall contain an endorsement (if such terminology is not in the printed form) that Cogenerator's policy shall be primary in all instances regardless of like coverages, if any, carried by Company.

           14.03 Certificates. All certificates shall be furnished to Company and shall be subject to the approval and acceptance of Company.

           14.04 Limitation of Liability. Cogenerator's liability under this Agreement is not limited to the amount of in coverage required herein.

           14.05 Coveraqe and Limits of Liability. Cogenerator sole expense shall maintain the following types of cover limits of liability, provided that the required limits satisfied by any combination of primary or excess insure Cogenerator's sole discretion. If general public liability coverage is not commercially available in the amounts specified, Cogenerator will provide such amount of coverage as is commercially available; Cogenerator will, at Company's request, provide evidence of such unavailability.

                  Type of Coverage                      Limits of Liability
                     Insurance Policy

             (a)  Workers' Compensation
                  Insurance                             Statutory

             (b)  Employer's Liability
                  Insurance                             $20,000,000 per occ

             (c)  Comprehensive General
                  Public Liability
                  Insurance                             $20,000,000 per occ

                  Including:

                  Coverage for damage caused by
                  blasting, collapse, underground
                  damage or explosion; Independent
                  Contractors; Products, Completed
                  Operations; Personal Injury;
                  Contractual Public Liability
                  and Property Damage covering
                  liability assumed in the
                  Agreement; and Excess Employer's
                  Liability.

          (d)  Comprehensive Automobile
               Liability                             $20,000,000 per occurrence

               Including:

               Coverage for all owned,
               hired or non-owned licensed
               automotive equipment.

           14.06 Insurance on Plant. Cogenerator agrees to obtain insurance acceptable to Company against property damage or destruction in an amount not less than the cost of replacement of the Plant. Company shall be named an additional insured on all such insurance policies. Cogenerator shall promptly notify Company of any loss or damage to the Plant. Company may make proof of loss if Cogenerator fails to do so within fifteen (15) days of the casualty. Proceeds from said casualty insurance policies shall be paid into a trust account with Company and Cogenerator and any other named insureds as Trustees. Disbursements from that trust account may be used for repairing or replacing the insured property or in the event that Cogenerator decides that the insured property cannot be economically repaired or replaced, the amount, including accumulated interest, in the trust account shall be disbursed to the Trustees as their interests appear.

           14.07 Release and Waiver. Cogenerator agrees to release, and will require its insurers (by policy endorsement) to waive their rights of subrogation against Company, its directors, officers, agents, servants, employees and/or independent contractors directly responsible to Company for loss under the policies of insurance described herein, damages to Cogenerator's properties and/or any other loss sustained by Cogenerator, whether insured or not; save and except for damages for which Cogenerator does not indemnify Company under Section 12.04 of this Agreement.

                  Article XV - Option to Purchase and/or Lease

           15.01 Option. If Company terminates this Agreement by reason of the default of Cogenerator or shall suspend receipt of power and energy from the Plant pursuant to Section 5.08 for a period of ninety (90) days or more, then Company may, at its option, purchase (if Cogenerator owns the Plant) or lease (if Cogenerator is lessee of the Plant) the Plant, Cogenerator Substation and Cogenerator Interconnection Facilities as hereinafter provided.

                 (a) Company may exercise any option herein granted upon giving written notice to Cogenerator not later than one hundred twenty (120) days after the date of the notice to terminate this Agreement as hereinabove provided or at any time when Company is suspending receipt of power and energy pursuant to Section 5.08 and such suspension has been in effect for ninety (90) days or more.

                 (b) If Cogenerator shall receive a bona fide offer for purchase of the Plant during such option period and if it shall notify Company of such offer, the aforesaid option period shall be reduced to 45 days from the date Company receives notice from Cogenerator of such other offer.

                 (c) If Cogenerator shall have given notice pursuant to (b) above and if Company shall not have received regulatory approval for its purchase of the Plant within ninety days (or such longer period as the parties may agree) after the date of Company's notice exercising the option to purchase, then Cogenerator may conclude the transaction described in its notice under Section 15.01(b), free of any rights of Company to purchase under Article XV or Article XVII, unless Company shall notify Cogenerator, prior to the expiration of such ninety day or longer period, that Company will consummate the transaction described in its exercise of such option whether or not regulatory approval is obtained.

           15.02 Information. During any period when exercise of the foregoing option is pending, Company may request information as to the Plant, its costs of construction and operations including fuel costs, and other information pertinent to exercise of any such option. Cogenerator will promptly furnish the information so requested. If Cogenerator fails or refuses to furnish, within thirty (30) days after a request, any information requested by Company in writing within forty-five (45) days after commencement of the option period, then the option period is extended so that it will expire no sooner than thirty
(30) days after receipt by Company of the requested information. If the option period is shortened pursuant to Section 15.01(b), the option period will be extended for a period of 15 days after Company's receipt of information requested within 25 days of the commencement of the option period or the date of the notice given under Section 15.01(b), whichever is later.

           15.03 Manner of Exercise. Company may exercise any option granted in this Article by written notice to Cogenerator given prior to the end of the option period. If Company fails to give notice within such term, such option will terminate.

           15.04 Closing Date. If Company exercises the aforesaid option to purchase or lease, then such purchase or lease will be closed within sixty (60) days after the date of Company's notice exercising such option; provided, however, Company may defer the closing for not to exceed ninety (90) additional days or for such period as the parties may agree, in order that Company may obtain regulatory approval of such purchase or lease. If final regulatory approval is not obtained by the date for closing, as extended, or if such approval is not satisfactory to Company, it may withdraw its exercise of such option without penalty or other liability unless Company has waived regulatory approval under Section 15.01(c).

           15.05 Closing. At such closing, Cogenerator will transfer its rights in and to the Plant, Cogenerator facilities intercon-necting the Plant and the Cogenerator Substation, the Cogenerator Substation, Cogenerator Interconnection Facilities and the necessary land and land rights then being utilized by Cogenerator to Company by appropriate transfer documents, including instruments of assignment of leaseholds and easements or general warranty of fee interest, and will assign to Company (and Company will assume) such contracts and contract rights relating to operation of the Plant, including but not limited to fuel supply contracts and gas transportation contracts, and gas reserves dedicated to this agreement as Company may elect in its exercise of such option. Necessary land and land rights shall include, to the extent that Cogenerator then has rights in same:

                 (a) the Plant site and sufficient adjoining land for operation and maintenance of the Plant including fuel handling and storage, together with easements for ingress and egress, rail transportation, electric transmission and distribution facilities, communication lines and other utility services, if the Plant is to be transferred; and

                 (b) easements for the Cogenerator Substation including the right of ingress and egress, if the Cogenerator Substation is to be transferred.

           15.06 Payment. Unless otherwise agreed, the purchase price to be paid in cash or by assumption of either Cogenerator's liability on indebtedness secured by a lien or security interest in the property being purchased or Cogenerator's lease obligations on property being leased, will be fair market value, as determined by an appraisal. The minimum purchase price will be equal to Cogenerator's liability on indebtedness, both principal and interest, secured by a lien on or security interest in the property being purchased. Market value will be determined in accordance with industry standards for similar facilities; current use and the value of Plant license and permits may be considered. No value will be attributed by reason of this agreement other than to consider the operating capability of the

Plant. Market value of the property being sold will be determined by an appraiser or appraisers qualified to appraise such facilities. If a party, in good faith, disagrees with the market value determined by the appraiser, the question of market value may be submitted to arbitration under Article XIX by request made within 45 days after receipt of the appraisal. The time for actions required by this Article XV shall be suspended during arbitration proceedings, beginning with the notice of arbitration. Upon closing, Company shall no longer be entitled to liquidated damages under Section 13.O5 for any and all defaults of Cogenerator, but Company shall be entitled to actual damages from date of default to date of closing as determined pursuant to the principles set forth in Section 13.08(c), (d) and (e).

           15.07 Assignment of Option. Provided that Company shall remain obligated to pay the purchase price or rental for the Plant, Cogenerator Interconnection Facilities and Cogenerator Substation, Company may assign such option, before or after its exercise, to any wholly-owned subsidiary of Texas Utilities Company or to any such subsidiary and one or more third parties or to a partnership, corporation or other entity owned by any such subsidiary and one or more third parties.

           15.08 Third Party Contracts. Cogenerator will include, in al1 of its contractual agreements concerning ownership, financing, or leasing of the Plant, Cogenerator Substation, Cogenerator Interconnection Facilities and facilities interconnecting the Plant and Cogenerator Substation, the necessary land and land rights as defined in Section 15.05 and contracts relating to operation of the Plant, including but not limited to fuel-supply contracts and gas transportation contracts, provisions satisfactory to Company which will allow Company the option either to purchase the subject property and assume any indebtedness or to assume any lease or lease-purchase or other contracts. In addition, all such contractual agreements will be expressly made subject to this Agreement and to Company's rights under this Agreement. Cogenerator will promptly submit drafts of all such contracts to Company as they are received or produced by Cogenerator. A draft will be deemed satisfactory to Company if it fails to otherwise advise Cogenerator within thirty (30) days after receipt of such draft. Final, signed copies of all such contracts will be furnished by Cogenerator to Company. Cogenerator will also advise Company when all such contracts have been furnished Company.

           15.09 Post-Option Operations. After exercising its option, Company may operate the Plant in any manner it sees fit, including but not limited to operating the Plant as a peaking unit. Further, Company shall never be obligated to furnish any steam to Host or to any other person or entity, but Company will endeavor to comply with Cogenerator's contractual obligations to supply steam to Host, to operate and maintain the Plant, to purchase fuel for the Plant, and for Plant services, if and to the extent such compliance can be accomplished under applicable laws and regulations, without material adverse effects including economic effects on Company.

                          Article XVI - Confidentiality

           16.01 Scope. Each party agrees, for itself, its subsidiaries and affiliated corporations, and their directors, officers, employees and representatives, including, without limitation, attorneys, accountants and consultants, to keep confidential (i) this Agreement, (ii) all negotiations concerning this Agreement, and (iii) all documents, data, drawings, studies, projections, plans and other information, whether written or oral, which relate to economic benefits to or amounts payable by either party pursuant to this Agreement or costs of design, construction, operations of the Plant, including, without limitation, cost and quantities of fuel. In addition, Company will keep confidential all plans, drawings, documents, studies and other information relating to design, construction and operation of the Plant.

           16.02 Confidential. "Confidential", as used herein, means that information or a document, including the content, substance or effect of such information or document shall not be disclosed, discovered or distributed to any other person, firm, organization or entity except pursuant to the valid order of an administrative or judicial officer having jurisdiction, which order will be opposed unless opposition with respect thereto is waived by the undersigned and except as hereinafter provided. No party shall be required to oppose any order requiring disclosure by appeal, separate legal proceeding or extraordinary measures in any judicial or administrative proceeding unless the other party, after notice agrees to pay the costs of such opposition.

           16.03 Exceptions. Either party may, without violating this Article, disclose matters which are made confidential by this Agreement:

                 (a) to actual or prospective co-owners, lenders, underwriters and others involved in financing transactions and arrangements for a party, or its subsidiaries, affiliates or parent, or to actual or prospective fuel suppliers, provided, that the party making the disclosure obtains, as a condition precedent to the disclosure, a confidentiality agreement with the person or entity to whom the disclosure is being made with terms substantially the same as this Article.

                 (b) to governmental officials and parties involved in any proceeding whereby either party is seeking a permit, certificate or other regulatory approval or order necessary or appropriate to carry out this Agreement; provided, that the party making the disclosure will exercise reasonable efforts to restrict public access to the information disclosed by way of protective order or otherwise.

                 (c) to governmental officials or the public as required by any law, regulation or order, including, without limitation, laws or regulations requiring disclosure of financial information, information material to financial matters and filing of financial reports; provided, that the party making the disclosure will exercise reasonable efforts to restrict public access to the information disclosed by way of protective order or otherwise.

Company may also disclose amounts paid or credited Cogenerator hereunder as necessary to state and recover its costs in regulatory proceedings. Any disclosure permitted by this Section will be only to the extent necessary or required.

           16.04 Warranty. Each party warrants and represents that as of the date of this Agreement it has made no disclosures, to the best of its knowledge, which would violate that Confidentiality Agreement between the parties dated October 7, 1985.

                       Article XVII - First Refusal

           17.01 Notice of Sale or Lease. During the term of this Agreement and for one (1) year after termination of this Agreement, Cogenerator shall not sell, lease or dispose of the Plant or Substation to any person, firm, corporation or other entity unless it shall first give written notice to Company and thereafter comply with the following provisions of this Article.

           17.02 Contents of Notice. Any notice given pursuant to Section 17.01 shall specify or include the following, as applicable:

                 (a) identity of the proposed transferee and its relation, if any, to Cogenerator;

                 (b) description of the proposed transfer as including or not the Plant, the Cogenerator Substation, or Cogenerator Interconnection Facilities or;

                 (c) purchase price or other considerations for such transfer;

                 (d) contracts or agreements to be assumed on any transfer including, without limitation, contracts for fuel and contracts with respect to credits to

          Cogenerator or its successors for power and energy delivered under this Agreement.

           17.03 Option to Purchase. Company shall have the option to purchase or lease the Plant, Cogenerator Interconnection Facilities and/or the Cogenerator Substation as specified in the notice from Cogenerator, exercisable by giving Cogenerator written notice within forty-five days after receipt of the notice given by Cogenerator. Company will endeavor, to the extent practicable, to expedite its exercise or non-exercise of such option. Provided that Company shall remain obligated to pay the purchase price or lease rental, Company may assign such option, before or after its exercise, to any wholly-owned subsidiary of Texas Utilities Company or to any such subsidiary and one or more third parties or to a partnership, corporation or other entity owned by any such subsidiary and one or more third parties.

           17.04 Closing. If final regulatory approval for acquisition by Company is not obtained by the date for closing, as extended, or if such approval is not satisfactory to Company, it may withdraw its exercise of such option without penalty or other liability. If regulatory approval is not received within ninety (90) days (or such longer period as may be agreed) after Company's notice of exercise of such option, Cogenerator may consummate the transaction described in its Notice given pursuant to Sections 17.01 and 17.02, free of Company's rights to purchase under this Article XVII, unless Company shall notify Cogenerator, prior to the expiration of such ninety (90) day or longer period, that Company will consummate purchase of the Plant whether or not regulatory approval is obtained. After Company has exercised its option and after its obligation to purchase is no longer subject to obtaining regulatory approval, Company shall have an additional 90 days to close the sale and transfer. At closing, the Plant and/or the Cogenerator Substation and necessary land and land rights will be transferred by deed, assignment of leasehold, assignment or grant of rights of way, as appropriate, and other appropriate instruments of transfer with general warranty. Necessary land and land rights shall include:

                 (a) the Plant site and sufficient adjoining land for operation and maintenance of the Plant including fuel handling and storage, together with easements for ingress and egress, rail transportation, electric transmission and distribution facilities, communication lines and other utility services, if the Plant is to be transferred, and

                 b) easements for the Cogenerator Substation and Cogenerator Interconnection Facilities including the right of ingress and egress, if is to be transferred.

Unless otherwise agreed, the purchase price will be payable in cash at closing. All contracts to be assigned to and assumed by the proposed transferee, as set forth in the notice to Company of the proposed sale, shall be assigned to Company and Cogenerator's obligations which arise thereunder after closing shall be assumed by Company.

           17.05 Price. If Company exercises the foregoing option, the purchase price for the Plant, Cogenerator Interconnection Facilities and/or the Cogenerator Substation shall be:

                 (a) the amount specified in the notice given pursuant to
           Section 17.02 if payable in cash, whether in one or more installments; or

                 (b) the market value of any securities described in such notice if the purchase price is not payable in cash or in securities having a readily ascertainable market value; or

                 (c) the fair market value of the consideration described in such notice, if not payable in cash or in securities having a readily ascertainable market value. If the parties disagree on the fair market value of the consideration, the issue of fair market value may be submitted to arbitration under Article

           XIX by request made within forty-five days of Company's notice of exercise of the option. The times for actions required by this
           Article XVII shall be suspended during arbitration proceedings, beginning with the notice of arbitration.

           17.06 Partial Sales. Company's right of first refusal as set forth in this Article shall also apply to any sale of an undivided interest in the Plant and Substation.

           17.07 Option Not Exercised. If Company does not exercise the option to purchase within the time herein specified then Cogenerator may sell the Plant, Cogenerator Interconnection Facilities and Cogenerator Substation to the proposed transferee provided that such transfer is closed within six months after Company's refusal or deemed refusal to purchase and provided that consent to assignment of this Agreement shall be required pursuant to Section 11.03. If such consent is given, then Cogenerator shall have no liability hereunder for events occurring after the assignment and the provisions of this Article XVII shall apply to any subsequent act or transfer of the Plant and Substation by Cogenerator's transferee, its successors and assigns. If Company does not exercise the option here granted and Cogenerator does not transfer the Plant, Cogenerator Interconnection Facilities and Substation to the transferee named in its notice, the provisions of this Article will apply to any subsequent transfer or lease by Cogenerator.

          Article XVIII - Representations and Warranties of the Parties

           18.01 Cogenerator's Representations and Warranties. In addition to the other representations, obligations, and warranties of Cogenerator provided herein, Cogenerator hereby represents and warrants unconditionally to Company that:

                 (a) Cogenerator is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

                 (b) Cogenerator has full corporate power and lawful authority to accomplish, execute and fulfill all of its obligations and duties hereunder.

                 (c) The making and performance by Cogenerator of this Agreement have been duly authorized by all necessary corporate action and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Cogenerator; (ii) violate any provision of the Articles of Incorporation or Bylaws of Cogenerator, or (iii) result in a breach of or constitute a default under any mortgage, indenture or bank loan or credit agreement or any other material agreement or instrument to which Cogenerator is a party or by which it or its property is presently bound or affected.

                 (d) All authorizations, permits, consents, approvals, licenses or exemptions of, and filings or registrations with, any court or governmental agency or other authority, domestic or foreign, necessary to permit Cogenerator to execute and deliver, and to perform its obligations under this Agreement, will have been obtained or made at Cogenerator's sole expense on or before the commencement of trial operation of the Plant (except an operating permit from the Texas Air Control Board which will be applied for as soon as practicable, but not later than sixty (60) days after operation of the Plant commences and such application shall be diligently pursued) and Cogenerator is not, and will not be, in violation or default in any respect of or under any law, rule, regulation, order, writ, judgment, decree, determination or award, and is not, and will not be in violation of or default under any mortgage, indenture, agreement or instrument.

                 (e) Cogenerator possesses or will before the commencement of trial operations, possess the necessary expertise, technology, manpower, equipment, financial resources and experience to fulfill all of Cogenerator's obligations hererunder.

                 (f) The Plant is a Qualifying Facility, as that term is used and defined in 18 CFR (Code of Federal Regulations) 292 as of the date of the signing of this Agreement, and Cogenerator will provide certification by the FERC of such qualifying status pursuant to 18 CFR 292.207(b) prior to both Partial Commercial Operation and Commercial Operation. Within thirty days after the date hereof, Cogenerator will furnish Company with a legal opinion of its counsel that the Plant is self qualified as a Qualifying Facility. Cogenerator covenants that it will exert its best efforts to maintain said Plant as a Qualifying Facility.

                 (g) Cogenerator will comply in a timely manner with all of the terms, provisions and conditions of this Agreement throughout the term hereof.

                 (h) Cogenerator shall maintain throughout the term hereof a reliable fuel supply for the Plant sufficient for such facility to meet the energy and capacity requirements provided herein.

                 (i) Cogenerator shall maintain an alternate fuel supply sufficient to operate the Plant at full load for at least five days.

                 (j) Beginning with the date of Commercial Operation, Cogenerator will deliver energy to Company at a rate such that its Annual Capacity Factor will be equal, as a minimum, to fifty percent (50.00%) and that its Peak Month Capacity Factor will be equal, as a minimum, to fifty percent (50.00%), and that its Peak Hour Capacity Factor will be equal, as a minimum, to fifty percent (50%).

           18.02 Company's Representations and Warranties. Company hereby represents and warrants unconditionally to Cogenerator that:

                 (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

                 (b) The making and performance by Company of this Agreement have been duly authorized by all necessary corporate action and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Company, (ii) violate any provision of the Articles of Incorporation or Bylaws of Company; or (iii) result in a breach of or constitute a default under any indenture or bank loan or credit agreement or any other material agreement or instrument to which Company is a party or by which it or its property is presently bound or affected.

                 (c) All authorizations, permits, consents, approvals, licenses or exemptions of, and filings or registrations with, any court or governmental agency or other authority, domestic or foreign, necessary to permit Company to execute and deliver, and to perform its obligations under, this Agreement will have been obtained or made on or before the commencement of trial operation of the Plant, and Company is not in violation or default in any material respect of or under any law, rule, regulation, order, writ, judgment, decree, determination or award and is not in violation of or default under any mortgage, indenture, agreement or instrument to which Company is a party or by which it or its property is presently bound or affected.

                 (d) Company possesses the necessary expertise, technology, manpower, equipment, financial resources and experience to fulfill all of Company's obligations hereunder.

                 (e) Company will comply in a timely manner with all of the terms, provisions and conditions of this Agreement throughout the term hereof.

           18.03 Misrepresentation; Breach of Warranty; Fulfillment of Obligations. In the event either party hereto materially breaches any warranty provided in this article, or fails to fulfill any material obligation provided in this article, or if any material representation given in this article is discovered to have not been accurate when made, then the party to whom such representation or warranty was made, or to whom such obligation was due, may invoke the procedures set forth in Article XIII for default. If Cogenerator shall fail to meet the requirements of Section 18.01(j), Company may, in addition to any other remedies which may be available at law or in equity or under this Agreement, terminate this Agreement upon thirty (30) days' written notice to Cogenerator (such thirty (30) days commencing with the date of Cogenerator's receipt of such notice), if, by the end of said thirty (30) day period, Cogenerator has not cured such default.

                           Article XIX - Arbitration

           19.01 Scope. As concluded by the parties hereto upon the advice of counsel, and as evidenced by the signatures of the parties hereto, it is agreed that questions as to rights and obligations arising under the terms of Section 12.03(c) and valuation issues arising under Sections 15.06 and 17.05 of this Agreement are subject to arbitration, and such arbitration shall be governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-6 of the Texas Revised Civil Statutes.

           19.02 Demand. If a dispute should arise under this Agreement, either party may make a demand for arbitration by filing a demand in writing with the other within the time limits prescribed in such sections.

           19.03 Selection of Arbitrator. The parties hereto may agree upon one arbitrator, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the parties within ten (10) days after demand for arbitration is made, and a third to be chosen by the two so named within thirty (30) days after demand for arbitration is made. Should either party refuse or neglect to join in the appointment of the arbitrators, they shall be appointed in accordance with the provisions of Article 226 of the Texas Revised Civil Statutes.

           19.04 Hearings. All arbitration hearings conducted hereunder, and all judicial proceedings to enforce any of the provisions hereof, shall take place in Dallas County, Texas, and shall commence within thirty (30) days after the arbitrator or arbitrators have all been selected. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within said County as is selected by the arbitrators. Notice shall be given and the hearing conducted in accordance with the provisions of Articles 228, 229 and 320 of the Texas Revised Civil Statutes. At the hearing any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. The arbitrator or arbitrators shall have the power to determine the question or questions as set forth in Sections 12.03(c), 15.06 and 17.05. The arbitrator or arbitrators shall have no power to amend or alter provisions of this Agreement. The arbitrators shall hear and determine the matter and shall execute and acknowledge their award in writing and deliver a copy thereof to each of the parties by registered or certified mail.

           19.05 Decision Binding. If there is only one arbitrator, his or her decision shall be binding and conclusive on the parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the provisions of the Texas General Arbitration Act.

           19.06 Failure to Make Timely Decision. If the arbitrators selected pursuant to Section 19.03 hereof shall fail to reach an agreement within thirty
(30) days after conclusion of the hearing, they shall be discharged, and three new arbitrators shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two of the three arbitrators selected.

           19.07 Costs. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party or in such proportions as the arbitrators shall determine.

                           Article XX - Miscellaneous

           20.01 Notices. Any notice required or authorized by this Agreement shall be in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, to:

           If to Company:     Mr. Michael D. Spence, President
                              Texas Utilities Generating Company
                              Skyway Tower
                              400 North Olive St., L.B. 81
                              Dallas, TX   75201

           If to Cogenerator: Mr. David H. Dewhurst, President
                              Falcon Seaboard Oil Company
                              2200 Post Oak Blvd., Suite 509
                              Houston, Texas 77056

The person to receive notices or the address for such notices may be changed by written notice of one party to the other. Such written notice is effective upon the earlier of (i) actual receipt, or (ii) three (3) days after mailing. Routine operational notices and communications and notices during an emergency or other unforeseen event may be made in person or by telephone.

           20.02 No Rights of Third Parties. This Agreement is intended for the benefit of the parties. Nothing in this Agree-ment shall be construed to create any duty to, any standard of care with reference to, or any liability to, any person not a party to this Agreement, including specifically, but not limited to, Host Corporation.

           20.03 No Partnership. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the parties or to impose any partnership obligation or liability upon either party. Neither party shall have any right, power or authority to enter in any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other party.

           20.04 Captions. The captions of the various articles and sections of this Agreement are for convenience and reference only and shall not limit or define any of the terms and provisions hereof.

           20.05 Complete Agreement. This Agreement embodies the complete agreement between the parties hereto and supersedes all other oral or written understandings and agreements. Each party acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been relied upon or made by any party, or anyone on behalf of a party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

           20.06 Choice of Laws. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas.

         20.07 Venue. Venue for any disputes arising under this Agreement shall lie exclusively in Dallas County, Texas. Cogenerator's payment obligations to Company under this Agreement are payable in Dallas County, Texas.

         20.08 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

    EXECUTED on the date first above written.


                               FALCON SEABOARD OIL COMPANY

                               By /s/ David H. Dewhurst
                                      --------------------------------
                               Title  President

                               TEXAS UTILITIES GENERATING
                               COMPANY, a Division of Texas
                               Utilities Electric Company

                               By /s/ Michael D. Spence
                                      --------------------------------
                               Title  President

                          FIRST AMENDMENT TO AGREEMENT

         THIS AGREEMENT, dated December 23, 1986, by and between FALCON SEABOARD OIL COMPANY hereinafter called "Cogenerator" and TEXAS UTILITIES ELECTRIC COMPANY, hereinafter called "Company", acting through its Texas Utilities Generating Company division:

                               W I T N E S S E T H:

         The parties have heretofore entered into an Agreement dated July 30, 1986, hereinafter called the "Agreement" for the sale by Cogenerator and the purchase by Company of electric power and energy. Cogenerator desires to increase the electric generating capacity of the Plant and Company is agreeable thereto. Therefore, in consideration of the premises and of the promises herein made, the parties hereby agree as follows:

                                        1

         Section 2.01 of the Agreement is hereby amended to strike "106" and to substitute therefor as the approximate net electrical generating capacity of the Plant, "190".

                                         2

         The following exhibits attached hereto, to-wit:

                 2.03 (Revised)
                 3.01 (Revised)
                 3.07 (Revised)
                 3.10 (Revised)
                 3.12 (Revised)
                 10.08 (Revised), and
                 13.05 (Revised)
are hereby substituted for Exhibits 2.03, 3.01, 3,07, 3.10, 3.12, 10.08, and 13.05, respectively, attached to the Agreement. All references in the Agreement to Exhibits 2.03, 3.01, 3.07, 3.10, 3.12, 10.08, and 13.05 are hereby changed to refer to the respective Exhibits attached hereto.

                                        3

         Section 2-04 of the Agreement is amended to add thereto a subsection
(d) as follows:

                  "(d) If Company shall fail to substantially complete the second phase of the Interconnection Facilities as described in Section 3.02(c) so that the same are in operation on or before March 1, 1988, then the dates December 31, 1988 and June 1, 1988 set forth in (b) above shall each be extended by the same number of days as elapse between March 1, 1988 and the date the second phase of the Interconnection Facilities are in operation."

                                      4

         Section 3.02 of the Agreement is amended to read as follows;

                  3.02 Interconnection-Facilities.

                  "(a) COMPANY, will, at Cogenerator's expense, also modify its existing switching station and transmission facilities and construct new transmission and/or distribution facilities as depicted in Exhibit
         3.01 (Revised) attached hereto and made a part hereof for all purposes so as to connect the Cogenerator Interconnection Facilities with Company's transmission system. Such modifications to the existing switching station and transmission facilities and the new transmission and/or distribution facilities are hereinafter referred to as "Interconnection Facilities.

                  "(b) The Interconnection Facilities will consist of and be constructed in two phases. The first phase will include those facilities shown in Exhibit 3.01 (Revised) appropriate to interconnect Cogenerator's Interconnection Facilities with Company's 138 kv transmission system. The first phase of the Interconnection Facilities will have a capacity of approximately 140 MW.

                  "(c) The second phase will consist of a 345 kv substation, transmission line, and related facilities required to receive the estimated electrical capacity of the Plant at Commercial Operation and for tests and trial operations of the Plant, including the steam turbine, prior to the date of Commercial operation.

                  "(d) Company will apply for and obtain a Certificate of Convenience and Necessity from the Public Utility Commission of Texas and thereafter obtain necessary easements and rights-of-way for the second phase. Company has preliminarily determined upon three possible routes for the transmission line which is a part of the second phase. At the time of execution hereof, Company intends to apply for a Certificate for the most favorable route; the estimated construction costs in Exhibit
         3.07 (Revised) are for that route, Company may select a different route, either before or after filing an application for the required Certificate, if its initial application is denied or if, in Company's judgment, a Certificate for one of the other routes is more likely to be granted, is more likely to engender a prompt decision by the Commission, is more likely to avoid costs, expenses or delays in obtaining rights-of-way, or will avoid construction problems which will make the more favored route more expensive than the estimated costs in
         Exhibit 3.07 (Revised). Congenerator hereby consents to Company's selection of an alternate route, realizing that an alternate route may increase the costs of Interconnection Facilities

                  "(e) Cogenerator will, at its expense, construct the Cogenerator Interconnection Facilities, being the facilities interconnecting the Cogenerator Substation with the Interconnection Facilities."

                                       5

         Section 3.05 of the Agreement is amended to read as follows:

                  "3.05 Completion. Company and Cogenerator will coordinate construction of the first phase of the Interconnection Facilities with construction of the Cogenerator Substation, Cogenerator Interconnection Facilities and

         Plant so that such facilities will be available by May 15, 1997 for testing and trial operations of the Plant. Such completion may be advanced, as agreed by Cogenerator and Company, if necessary to provide power and energy for construction of the Plant. Company will endeavor to complete the second phase of the Interconnection Facilities by March 1, 1988, but will not be in default if completion occurs after such date."

                                       6

         Section 3.12(b) is amended to read as follows:

                  "(b) To reimburse Company for routine inspection of the Interconnection Facilities, and Company's telemetering, metering, communications and data acquisition equipment and automatic switching control facilities, Cogenerator will pay to Company monthly, beginning May 1, 1987, the sum of One Thousand Two Hundred Dollars ($1,200.00); such payment will increase to One Thousand Five Hundred Dollars ($1,500.00) per month beginning on the first day of the first month following the date that the second phase of the Interconnection Facilities are completed and in operation. Such monthly payments will be adjusted pursuant to subsection (c) below. Company will periodically provide justification of the amount of such expense, if requested by Cogenerator. Exhibit 3.12 attached hereto delineates which services are included in routine inspections and which are not."

         Section 5.07(f) of the Agreement is amended to read as follows:

                  "(f) Prior to the time that the second phase of the Interconnection Facilities is completed and ready for operation, Cogenerator will not generate and deliver power and energy to Company in excess of the maximum safe capacity of the first phase Interconnection Facilities, estimated to be 140 MW. Notwithstanding any contrary provisions, Company shall have no obligation to receive or pay for power and energy generated at the Plant in excess of the maximum safe capacity of the first phase Interconnection Facilities until the second phase of such Interconnection Facilities is complete and ready for operation."

                                          8

         The first sentence of Section 5.03 of the Agreement is amended to read as follows:

         "Prior to the dates of Commercial Operation and Partial Commercial Operation and again subsequent to placing of the second phase of the Interconnection Facilities in service (if the second phase is completed after Commercial Operation), Cogenerator shall perform or allow Company to perform, as specified, the following tests on the Plant after reasonable notice to Company. If the second phase is completed after Commercial operation, Company shall grant Cogenerator a credit on applicable Capacity Factors for the time period Cogenerator must cease generating energy and capacity to perform the following tests."

         Subsection (a) of Section 5.03 of the Agreement is amended to read as follows:

                  "(a) A trip test by Cogenerator of the Plant's protective relay schemes that trip the 138 kv or 345 kv circuit breakers connecting the Plant to the Company's electric system."

                                       10

         Section 5.10 of the Agreement is amended to substitute "190" for "106" as the estimated Initial Firm Capacity at Commercial Operation and to substitute "133" for "80" as the estimated Initial Firm Capacity at Partial Commercial Operation.

                                       11

         The second sentence of Section 5.13 (a) of the Agreement is amended to read as follows;

         "Backdowns pursuant to this subsection will not reduce generation of the Plant below 80% of the capacity of one gas turbine, as determined during Firm Capacity tests, plus generation of the steam turbine with one gas turbine operating at 80% of Firm Capacity without supplemental firing; the estimated generation at such level is 79 MW."

                                       12

         The Agreement is amended by adding thereto a new Section 5.14 as follows:

         "5.14 Excess Energy. Cogenerator may generate and deliver energy in excess of Firm Capacity in any hour (Excess Energy) and Company will accept and purchase same, subject to the following:

                  "(a) Company may refuse to accept Excess Energy when it interrupts or curtails receipts of energy under other provisions hereof, including Sections 5.05, 5.06, 5.07, 5.08, 5.13, 12.01 and
         13.03.

                  "(b) In addition to the provisions of (a) above, Company may refuse to accept Excess Energy, in hours other than Peak Hours, for up to 3000 hours in any twelve (12) consecutive months. The parties agree to make a good faith effort to determine a reasonable notice period for Company to refuse to accept Excess Energy, but, in no event, shall such notice period be Less than six hours."

                                       13

         That portion of Section 7.02 of the Agreement, preceding the last two sentences of such Section, is amended to read as follows:

                  "7.02 Billing Determinants. The billing determinants for the payments to Cogenerator shall be:

                           "(a) total net energy (in kwh) generated by the Plant
                  and delivered to Company each month, less Excess Energy generated by the Plant and delivered to the Company each month, as metered on the Company side of the Cogenerator Substation (billing kwh), except as otherwise provided in
                  Section 7.08 (b)(ii) with respect to WACOG kwh.

                           "(b) Billing Capacity (billing kw).

                           "(c) total Excess Energy (in kwh) generated by the
                  Plant and delivered to Company during each hour and totalled for each month (Excess Energy kwh)

         Section 7.07 of the Agreement is amended to read as follows:

                  "7.07 Adjustments to Capacity Factors.

                  "(a) Computations of Annual, Peak Month and Peak Hour Capacity Factors shall be made as provided in this Article based upon total net generation of the Plant metered on the Company side of the Cogenerator Substation for the applicable period even though actual generation of the Plant may have been affected by uncontrollable forces (except as provided in (b) below) or by Cogenerator's or Company's suspension of performance as authorized by Sections 5.05, 5.06, 5.08, 12.01 or 13.03 of this Agreement or a reduction in generation made at Company's request pursuant to Section 5.13. Provided, however, that computations of Peak Month Capacity Factor and Peak Hour Capacity Factor will not be affected by any reductions of generation made at Company's request pursuant to Section 5.13, i.e., said Factors will be calculated as if the amount and level of reduction had not occurred. Similarly, computations of Peak Month Capacity Factor, Peak Hour Capacity Factor and Annual Capacity Factor will not be affected by (i) any reductions of generation made at Company's request to construct or maintain facilities pursuant to Section 3.10(b) or (c) solely to serve other customers, (ii) reductions in excess of 150 hours per year made at Company's request pursuant to section 5.05(a)(i), (iii) backdowns made pursuant to Subsection 5.13(b), (iv) reductions in generation resulting from Company's opening of electrical connections in violation of subsection 5.05(a)(iii) or 5.05 (a) (iv), or (v) reductions in generation in excess of twentv-five(25) hours in any consecutive twelve-month period made pursuant to subsection 5.05 (a)
         (ii).

                  "(b) If Uncontrollable Forces declared by Cogenerator causes cessation or curtailment of generation of power and energy by the Plant, then, except as provided in (c) below, the Capacity Factors applicable Immediately before the occurrence of the Uncontrollable Force shall remain unchanged for so long as such Uncontrollable Force continues in accordance with the terms hereof, and (ii) Company shall not be required to make any Capacity Payment for the months or any portions thereof during which the Uncontrollable Force conditions existed.

                  "(c) During any period of Uncontrollable Forces, declared by Cogenerator, which reduces the Plant's net generating capability by more than twenty-five percent (25%) of Firm Capacity for fourteen consecutive days or longer, Cogenerator may elect, by written notice to Company, to have Annual, Peak Month and Peak Hour

         Capacity Factors determined as provided in this Agreement but with the following modifications:

                  "(i) only periods of time (hours, months, and partial months) and generation of energy occurring after Cogenerator's election will be considered; calculations will be made from the date of such election as if it occurred immediately following Partial Commercial Operation except that Sections 7.03 and 7.04 shall not be applicable;

                  "(ii) Firm Capacity shall be reduced by the same percentage as the percentage reduction in net generating capability of the Plant caused by Uncontrollable Forces.

         At the request of either party, the net generating capability of the Plant during a period when such capacity is reduced by Uncontrollable Forces may be determined by the test for determining Firm Capacity in Section 5.10.

         During any calendar month which includes any part of the period when Capacity Factors are calculated pursuant to this subsection: (i) "WACOG kwh" as defined in Section 7.07(b)(ii) shall be deemed to be zero, if Company believes, in its sole discretion, that generating capability of the Plant materially exceeds the stated reduced capability during the period of Uncontrollable Forces, and (ii) Capacity Payments will be at eighty percent (80%) of the otherwise applicable rate."

         That portion of Section 7-08 of the Agreement preceding (a) is amended to read as follows:

                  "7.08 Prices. Except as provided in Section 7.08A, Company's payments to Cogenerator shall be based on the billing kwh, billing kw, and Excess Energy kwh as set out above and the following:

                                     16

         That portion of subsection 7.08 (b) (i) of the Agreement preceding the schedule is amended to read as follows:

                  "(i) Energy payments for billing kwh shall be based on the following schedule:

                                     17

         Subsection 7.08(b) of the Agreement is amended to add a new subdivision
(iii) as follows:

                  "(iii) Payments for Excess Energy kwh shall be at the lesser of WACOF or Company's avoided energy costs. Company's avoided energy costs are determined by calculating by time period, using Company's economic dispatch model, or comparable methodology, the difference between the costs of the total energy furnished by both Company and Cogenerator, computed as though the energy furnished by Cogenerator had been furnished by Company, and the actual cost of energy furnished by Company"

         The Agreement is amended to add a new section 7.08A as follows:

                  "7.08A. Alternate Prices.

                           "(a) During the period commencing on the later of
                  (i) the date that the steam turbine at the Plant is ready for trial operation or (ii) March 1, 1988, and ending on the date that the second phase of the Interconnection Facilities is complete and ready for operations, Company's payments to Cogenerator shall be based on billing kwh, billing kw, and Excess Energy kwh as set out above and the following, in lieu of the provisions of Section 7.03:

                           "(b) Capacity payments will be made at the following
                  rates:

                    Calendar Year                   $/kw/month
                    -------------                   ----------
                        1988                          12.68
                        1989                          13.12
                        1990                          13.58
                        1991                          14.06
                        1992                          14.55
                        1993                          15.06
                        1994                          15.58

                           "(c) Energy Payments

                                    "(i) Energy Payments for billing kwh shall
                           be based on the following schedule:

                      Calendar Year           cents/kwh
                      -------------           ---------
                           1988                 2.36
                           1989                 2.45
                           1990                 2.53
                           1991                 2.62
                           1992                 2.71
                           1993                 2.31
                           1994                 2.91

                                    "(ii) For months after 1988, the provisions
                           of Section 7.08(b)(ii) with respect to WACOG kwh shall also apply to determine sums payable to Cogenerator.

                                    "(iii} Payments for Excess Energy kwh shall
                           be in accordance with Section 7.08(b)(iii).

                           "(d) During the period, if any, that this Section is
                  applicable, Company will also compute the monthly payments that would have been made to Cogenerator if the amount of the payments had been determined under Section 7.08. The excess of payments made under this section over the amount of payments computed under Section 7.08 together with interest shall be repaid to

                   Company by Cogenerator over a period of months equal to the number of months that this Section is applicable. The excess amounts will bear interest from the date paid by Company until repaid by Cogenerator at a variable rate each month equal to the lesser of (i) the prime rate of RepublicBank Dallas, N.A. on the first business day of each month or (ii) the maximum lawful rate. Notwithstanding the provisions of
                   Section 10.07(b), Company may deduct sums due it under this Section from payments due Cogenerator."

                                        19

         The parties acknowledge that Company has not breached Section 9.02,
Section 16.02(c) or other provisions of the Agreement by not heretofore applying for a Certificate of Convenience and Necessity for the Interconnection Facilities. Company will make such application promptly after execution hereof.

                                        20

         Section 9.03 of the Agreement is hereby deleted and cancelled.

                                        21

         Section 11.01 of the Agreement is amended to read as follows:

                  "11.01 Term.

                           "(a) This Agreement shall be effective from its date
                  and shall continue thereafter until the September 30th which occurs first after fifteen (15) years after the date of Commercial Operation.

                           "(b) Company may, at its option and subject to (c)
                  and (d) below, extend the term of this Agreement beyond the expiration date set forth in (a) for such period as Company may elect but not to exceed a period equal to the total of all periods of Uncontrollable Forces of fourteen (14) consecutive days or longer duration declared by Cogenerator. For purposes of such extension, a period of Uncontrollable Forces causing only a partial curtailment of operation of the Plant shall be equal to the product of the period of such Uncontrollable Force and the percentage reduction in generation.

                           "(c) Company may exercise the option to extend by
                  written notice to Cogenerator, specifying the period of such extension. Such notice shall be given two (2) years prior to expiration of the term set forth in (a) above or, if later, within thirty (30) days after the end of a period of Uncontrollable Force. Company may extend the term for events of Uncontrollable Forces occurring during the last two (2) years of the term set forth in (a) even though it did not elect to extend for periods of Uncontrollable Forces occurring prior to such last two (2) years. Likewise, if Company gives notice to extend two (2) years or more prior to the expiration of the term set forth in (a), it may elect, within the time limits set forth herein, to further extend the term for periods of Uncontrollable Forces thereafter occurring.

                           "(d) Company's election to extend the term of this
                  agreement may be cancelled and rescinded if Cogenerator will be subject to regulation as a public utility during such extension. If sale of steam from the Plant is required to avoid such regulation, then Cogenerator will, promptly after receipt of Company's notice of extension, use all reasonable efforts to reach agreement for sale of steam during the extension. If no such agreement is reached and if such extension would subject Cogenerator to regulation, then either Party may cancel the proposed extension of the term hereof by written notice to the other given within six (6) months after Company's notice of extension but not later than sixty (60) days prior to expiration of the term set forth in (a) above; if Company gives notice under (c) in the last ninety (90) days of the term, notice of cancellation may be given within thirty
                  (30) days after the date of Company's notice.

                           "(e) This Agreement shall automatically terminate at
                  expiration of the term or any extension thereof."

                                        22

         Subsections (a) and (c) of Section 12.03 of the Agreement are amended to read as follows:

         "12-03 Uncontrollable Force.

                  "(a) Provided that notice is given as required in subsection
         (b) below, a party shall not be considered to be in default with respect to any obligation under this Agreement (other than an obligation to pay sums due and other than as provided in (d) below) if it is prevented from fulfilling such obligation by reason of an Uncontrollable Force for a period of up to six (6) months in Length, unless such period is extended as hereinafter provided. A party will not, in its sole judgment, unreasonably refuse an extension if failure to perform extends beyond six months even though due diligence is used. The term "Uncontrollable Forces" shall be deemed for the purposes of this Agreement to mean storm, tornado, flood, lighting earthquake, fire, explosion, civil disturbance, acts of God, sabotage, war, national emergency, restraint by a court or public authority, nuclear explosion or radioactive contamination, which such party could not reasonably have been expected to avoid by exercise of due diligence and foresight. Uncontrollable Forces shall also include delays in receipt of generator rotor, generator stator, main power transformer or steam turbine caused by damage or loss in shipping. The failure of a party's facilities Which is caused by an act or event other than storm, tornado, flood, lightning, earthquake, fire, explosion, civil disturbance, acts of God, sabotage, war, national emergency, restraint by a court or public authority, nuclear explosion or radioactive contamination, is not an Uncontrollable Force. The term "Uncontrollable Forces" does not include changes in market conditions, including but, not limited to changes that affect the cost or availability of Cogenerator's supply of fuel or alternate supplies of fuel. A party shall exercise due diligence to remove any disability to its performance caused by Uncontrollable Forces with reasonable promptness. After a party's failure to perform due to an Uncontrollable Force has continued for six (6) months, or such longer period as the party whose performance is not affected by Uncontrollable Forces may agree in writing, then the Uncontrollable Force shall cease to excuse the failure to perform, and the party failing to perform shall thereafter be in default of this Agreement."

                  "(c) If Cogenerator is prevented from performance by breakdown or malfunction of equipment requiring replacement or major repair of a generator stator, generator rotor, main power transformer or steam turbine, Cogenerator may so advise Company within the time limits specified in Subsection (b). As used in this section, "major repair" shall be a repair having a cost of not less than twenty-five percent (25%) of the inflation-adjusted original cost of the specific item of equipment to be repaired. If Company agrees on the need for such replacement or repairs and that such repairs are a major repair so that Cogenerator may perform under this Agreement, then the equipment breakdown or malfunction shall be deemed to have been caused by Uncontrollable Force. If Company does not agree, the question of the need for such replacement or repairs or whether repairs are a major repair may be submitted to arbitration under Article XIX, by request made within 45 days after date of notice given pursuant to Subsection (b). If Cogenerator believes that replacement or major repair of the rotor, stator or transformer cannot be completed within six (6) months, Cogenerator may so notify Company in writing, and the parties will negotiate in good faith to extend the six (6), month period set out in (a) above for the time necessary to make the replacement, but, not to exceed eighteen (18) months. If no agreement is reached within thirty (30) days after the written notice, then either party may submit the issue of the length of time necessary to make the replacement or major repair to binding arbitration under
         Article XIX by request made
                   within 45 days of the date of Cogenerator's notice that replacement or major repair will require more than six months, but under no circumstances shall the six (6) month period under (a) above be extended to greater than eighteen
                   (18) months."

                                        23

         This Agreement is amended to add a new Section 12.06 as follows:

                  "12.06 Waiver. Both Parties waive all rights and remedies which would otherwise be available to them pursuant to the Texas Deceptive Trade Practices-Consumer Protection Act, Texas Business and Commerce Code Section 17.41, et seq., except for Section 17.55A. This waiver shall not otherwise alter or affect any of a Party's rights or remedies at law. For the purpose of this Section, each party represents that (i) it is a business consumer with assets of five million or more,
         (ii) it has experience and knowledge in financial and business matters that enable it to evaluate the merits and risks of this Agreement, and
         (iii) it is not in a significantly disparate bargaining position with respect to this Agreement."

                                        24

         The Agreement is amended to add thereto a new Article XVA as follows:

                  "Article XVA - Additional Option to Purchase

                  "15A.01 Option. In addition to the option granted in Article XV, at the expiration of the term of this Agreement, Company may, at its option, purchase the Plant as hereinafter provided. Company may exercise any option herein granted upon giving written notice to Cogenerator not later than one hundred eighty (180) days prior to the expiration of the term of this Agreement.

                  "15A.02 Information. During the period beginning one (1) year prior to expiration of the term hereof and ending five (5) months later, Company may request information as to the Plant, its costs of construction and operations including fuel costs, and other information pertinent to exercise of this option. Cogenerator will promptly furnish the information so requested. If Cogenerator fails or refuses to furnish, within thirty (30) days after a request, any information requested by Company in writing within the aforesaid period, then the time for exercise of the option is extended so that it will expire no sooner than thirty (30) days after receipt by Company of the requested information.

                  "15A.03 Manner of Exercise. Company may exercise the option granted in this Article by written notice to Cogenerator given on or prior to the date specified in Section 15A.01 as extended by Section 15A.02. If Company fails to give notice on or before such date, such option will terminate.

         "15A.04 Closing Date.

                  "(a) If Company exercises the aforesaid option to purchase under Section 15A.01, then such purchase will be closed on the later of (i) the first business day following expiration of this Agreement or
         (ii) fifteen days after determination of market value under Section 15A.06.

                  "(b) If final regulatory approval is not obtained by the date for closing, as extended, or if such approval is not satisfactory to Company, it may withdraw its exercise of such option without penalty or other liability.

If the closing date is extended beyond expiration of the term hereof, then this agreement shall continue, at Cogenerator's sole option, in full force and effect according to its terms until the closing date or withdrawal by Company of its exercise of such option, whichever first occurs. During such extension or any part thereof when sale of electric power and energy from the Plant would subject Cogenerator to regulation as a public utility, Cogenerator shall have no obligation to generate and sell power and energy from the Plant nor Company to receive or pay for same.


         "15A.05 Closing. At such closing, Cogenerator will convey the Plant, Cogenerator facilities interconnecting the Plant and the Cogenerator Substation, the Cogenerator itself and the necessary land and land rights, as Section 15.05, to Company by instruments of easements or general warranty of fee interest. will also assign to Company (and Company will assume) such contracts and contract rights relating to operation of the Plant, fuel supply contracts and gas transportation contracts, as Company and Cogenerator may agree after Company's exercise of the option.

         "15A.06 Payment. If Company elects to exercise its purchase option under Section 15A.01 the purchase price for such conveyance shall be the market value of the property being purchased as defined in Section 15.06. If the parties have not agreed upon market value by ninety (90) days prior to expiration of this Agreement, then either Company or Cogenerator may, within thirty (30) days thereafter, give written notice to the other requesting determination of such amount or value by appraisal, in accordance with Section
15.06 and Article XIX.

         "15A.07 Miscellaneous.

                  "(a) The option in this Article may be assigned in accordance with Section 15.07.

                  "(b) Provisions with respect to the option granted in this Article shall be included in Cogenerator's agreements in accordance with Section 15.8.9

                  "(c) Section 15.09 shall be applicable if Company exercises the option in this Article granted.

                  15A.08 Negotiations. If Company does not exercise the option provided in this Article XVA, then at Cogenerator's written request given within thirty (30) days after expiration of the period for Company's exercise of such option, Company will use reasonable efforts to negotiate with Cogenerator to purchase power and energy from the Plant."

                                       25

         Section 18.01(f) of the Agreement is amended to read as follows:

                  "(f) The Plant (with the increased capacity as provided in the First Amendment) is a Qualifying Facility, as that term is used and defined in 18 CFR (Code of Federal Regulations) 292 as of the date of the signing of this Agreement, and Cogenerator will provide certification by the PBRC of such qualifying status pursuant to 18 CFR 292.207(b) prior to both Partial Commercial Operation and Commercial Operation. Within thirty days after the date of the First Amendment hereto, Cogenerator will furnish Company with a legal opinion of its counsel that the Plant (with the increased capacity as provided in the First Amendment) is self qualified as a Qualifying Facility. Cogenerator covenants that it will exert its best efforts to maintain said Plant as a Qualifying Facility."

         As herein amended, the Agreement shall remain in full force and effect.

         EXECUTED on the date first above written.

                                     FALCON SEABOARD OIL COMPANY

                                     By /s/ David H. Dewhurst
                                     ---------------------------------------

                                     Title   President
                                     ---------------------------------------

                                     TEXAS UTILITIES ELECTRIC COMPANY

                                     By /s/ Michael D. Spence
                                     ---------------------------------------
                                            Michael D. Spence, President
                                            Texas Utilities Generating
                                            Company

                         SECOND AMENDMENT TO AGREEMENT

         THIS AGREEMENT, dated May 27, 1988, by and between FALCON SEABOARD OIL COMPANY, hereinafter called "Cogenerator" and TEXAS UTILITIES ELECTRIC COMPANY, hereinafter called "Company",

                              W I T N E S S E T H:

         The parties have heretofore entered into an agreement dated July 30, 1986, for the sale by Cogenerator and purchase by Company of electric power and energy. Such agreement, as amended, is hereinafter called the "Agreement".

         In consideration of the agreements herein made, the parties hereby agree as follows:

                                       1

         Section 2.04 of the Agreement is hereby amended to add thereto a Subsection (e) as follows:

               "(e) Partial Operating Period shall mean the period of time beginning on the date of Partial Commercial Operation and ending on the date of Commercial Operation."

                                       2

         The Agreement is amended to add thereto a new Section 3.13 as follows:

         "3.13  Reimbursement of Company Costs.

                    (a) From and after July, 1987, Cogenerator shall reimburse
              Company fully for all actual costs
              incurred by Company in connection with this Agreement in obtaining regulatory approvals, contract administration, and dispatching. Costs for regulatory approval and contract administration will be payable only if incurred at the request of Cogenerator. Costs of dispatching will not exceed $600.00 per month. Such actual costs shall include, without limitation:

                             (i)  Payroll - Labor and services;

                            (ii) Costs and fees billed to Company by outside
                    contractors, consultants, and attorneys;

                           (iii)  Miscellaneous Expense.

                    (b) Company shall bill Cogenerator monthly for such costs, and payment by Cogenerator to Company shall be due within thirty
              (30) days after the date the bill is sent.

                    (c) Company may offset amounts due hereunder against amounts due to Cogenerator hereunder."

                                       3

         Section 5.07 of the Agreement is amended by adding thereto a Subsection
(g) as follows:

               "(g) During the Partial Operating Period (subject to other provisions hereof, such as Sections 5.05, 5.06, 5.08, 12.01 and 13.03), Cogenerator may deliver 55 MW of electrical capacity and associated energy at all times and will deliver such additional electrical capacity and energy, up to Firm Capacity, and for such periods as Company may, from time to time, request. Company shall not request, nor will Cogenerator be obligated for, deliveries of Energy during any month in the Partial Operating Period to the extent such deliveries exceed, in the aggregate, the energy that would be produced by operating the Plant at 82% of Firm Capacity during the hours of 8:00 A.M. to 10 P.M. of each weekday (Monday through Friday) during such month. In the event Cogenerator delivers energy, other than Trial Energy, to Company in contravention of this subsection, said energy shall be excluded from billing kWh and from calculation of all capacity factors under this Agreement."

                                       4

         Section 5.13 of the Agreement is amended to add thereto Subsections (d) and (e) as follows:

               "(d) The preceding provisions of this section are not applicable during the Partial Operating Period. During that Period, 55 MW of capacity and energy are not subject to backdown pursuant to this section and capacity and energy in excess of 55 MW will be delivered by Cogenerator only at Company's request as specified in Section 5.07(g).

               (e) During Backdowns, TU Electric may, at its option, notify Cogenerator that TU Electric is willing to accept energy at generation levels in excess of the level otherwise allowed during the Backdown and at a price based on a discount from prices set forth in Section 7.08 ('Discount Energy'). If Cogenerator is willing to sell Discount
         Energy, it shall notify TU Electric of that fact and of the price of such energy on a spot gas basis. If TU Electric finds such price to be satisfactory, it shall so notify Cogenerator, and Cogenerator shall thereafter sell and deliver during such Backdown, and TU Electric shall purchase and receive, such Discount Energy. Discount Energy shall be accounted for as if the unit or units were backed down."

                                       5

         Section 5.14 of the Agreement is amended to add thereto a Subsection
(c) as follows:

               "(c) Excess energy will not be delivered during the Partial Operating Period unless requested by Company."

                                       6

         That portion of Section 7.02 of the Agreement, preceding the last two sentences of such Section, is amended to read as follows:

               "7.02 Billing Determinants. The billing determinants for the payments to Cogenerator shall be:

         (a) total net energy (in kwh) generated by the Plant and delivered to Company each month, less Excess Energy and Discount Energy generated by the Plant and delivered to the Company each month, as metered on the Company side of the Cogenerator Substation (billing kwh), except as otherwise provided in Section 7.08(b)(ii) with respect to WACOG kwh.

         (b) Billing Capacity (billing kw).

         (c) total Excess Energy (in kwh) generated by the Plant and delivered to Company during each hour and totalled for each month (Excess Energy kwh).

         (d) Discount Energy delivered in a month pursuant to agreement as specified in Section 5.13(e)."

                                       7

         Section 7.03 of the Agreement is amended to read as follows:

               "7.03 Initial Capacity Factors.

         (a) For a period beginning on the date of Partial Commercial Operation and ending after the expiration of six (6) full calendar months after the date of Partial Commercial Operation for the purposes of Section 7.05 of this Agreement (but not for any other Section), Annual Capacity Factor shall be deemed to be equal to 82.00%. This deemed Capacity Factor has no effect whatsoever on the calculation of the various Capacity Factors under
    Section 7.06 at any time and applies to Section 7.05 only through the end of six (6) full calendar months beginning on the date of Partial Commercial Operation.

         (b) After the expiration of six (6) full calendar months after the date of Partial Commercial Operation, if the Annual Capacity Factor has failed to be equal to, or to exceed, the deemed Capacity Factor specified in Subsection (a) at any time during said period, then an adjustment to the previous capacity payments shall be made pursuant to Section 7.05 as if no Capacity Factors had been deemed whatsoever. The adjustment shall equal the difference between (i) the capacity payments actually made and (ii) the capacity payments that would have been made if no Capacity Factors had been deemed pursuant to Subsection (a). Such adjustment will be calculated after the exclusion of any month or months so elected by Cogenerator pursuant to Section 7.04. Any such adjustment shall bear interest at the Commercial Paper Rate from the end of the sixth full calendar month after the date of Partial Commercial Operation and shall be repayable in twelve equal monthly installments beginning on the last day of the seventh full calendar month after the date of Partial Commercial Operation. As used in this Agreement, "Commercial Paper Rate" means the lesser of (i) the interest rate on 30-day high grade unsecured notes sold through dealers by major corporations as such rate is published in The Wall

         Street Journal or (ii) the highest rate permitted by applicable law, in effect on the first business day of each calendar month in which interest accrues hereunder."

                                       8

         Section 7.04 of the Agreement is amended to read as follows:

               "7.04 Exclusion of Months. Prior to the end of the seventh full calendar month after the date of Partial Commercial Operation, Cogenerator shall notify Company in writing which month or months (not to exceed two) immediately following the date of Partial Commercial Operation that Cogenerator chooses to exclude from the calculation of Annual Capacity Factor; provided, that such excluded month or months, if any, must be the first full calendar month or the first two full calendar months after the date of Partial Commercial Operation. If Cogenerator makes no such notification, then no calendar months will be so excluded."

                                       9

         Subsections (b), (c), and (f) of Section 7.05 of the Agreement are amended to read as follows:

               "(b) After expiration of the Partial Operating Period, if the Peak Month Capacity Factor, as determined at the end of any month in accordance with Section 7.06 is less than 75.00%, then the Billing Capacity for such month shall be reduced proportionally by five percent (5%) of Firm Capacity for each one percent (1%) by which Peak Month Capacity Factor is less than 75% (e.g., if Peak Month Capacity Factor is 72.95%, Billing Capacity is 89.75% of Firm Capacity); or

               (c) After expiration of the Partial Operating Period, if the Peak Hour Capacity Factor, as determined at the end of any month in accordance with Section 7.06, is less than 82.00%, then the Billing Capacity for such month shall be reduced proportionally by five percent (5%) of Firm Capacity for each one percent (1%) by which Peak Hour Capacity Factor is less than 82.00%; or"

               "(f) Any partial reductions of Billing Capacity pursuant to (b),
         (c), or (g) of this section are not additive, but only the largest reduction shall apply (e.g., if Peak Month Capacity Factor is 72.95% and Peak Hour Capacity Factor is 80.00%, then Billing Capacity equals 89.75% of Firm Capacity); however, a reduction of Billing Capacity pursuant to (d) or (e) above is additive with reductions under (b),
         (c), or (g) (e.g., if Peak Month Capacity Factor is 72.95%, Peak Hour Capacity Factor is 80.00%, and Tested Capacity is 89.00 megawatts while Firm Capacity is 90.00 megawatts for fifteen (15) out of the thirty
         (30) days in the month, then Billing Capacity equals 87.25% of Firm Capacity)."

         Section 7.05 of the Agreement is amended to add thereto a new Subsection (g) as follows:

               "(g) During the Partial Operating Period, if the Annual Capacity Factor, as determined at the end of any month in accordance with
         Section 7.06, is less than eighty-two percent (82.00%), then the Billing Capacity for such month shall be reduced proportionally by five percent (5%) of Firm Capacity for each one percent (1%) by which Annual Capacity Factor is less than eighty-two percent (82.00%);"

                                       11

         Subsections (a), (b), and (c) of Section 7.06 of the Agreement are amended to read as follows:

               "7.06 Definition of Capacity Factors.

                 (a)(i) During the Partial Operating Period, Annual Capacity
             Factor shall be determined by dividing the total net energy (in kWh) delivered to Company under this Agreement during the specific hours when deliveries of capacity and energy are requested by Company in the current month and the prior eleven (11) months, by the sum of the products of the number of hours in specific incremental time periods and the capacity level requested by Company from Cogenerator in said incremental time periods. Hours in which Company has not requested or is not entitled to request Cogenerator to deliver capacity and energy shall be excluded. If less than twelve
             (12) full calendar months have occurred since the date of Partial Commercial Operation the Annual Capacity Factor shall be determined using only such lesser number of months.

                 (ii) After expiration of the Partial Operating Period, Annual
             Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during the current month and the prior 11 months, by the product of the number of hours in such month and the prior 11 months and the Firm Capacity (in mW) as determined at the end of the prior month. If less than 12 full calendar months have occurred since the date of Commercial Operation or the end of any months excluded by Cogenerator pursuant to Section 7.04, whichever is later, the Annual Capacity Factor shall be determined using only such lesser number of months.

               (b) Peak Month Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during (i) the current month, if it be a Peak Month, and the last six prior Peak Months, or (ii) the last seven prior Peak Months if the current month is not a Peak Month, by the product of the number of hours in such seven Peak Months and Firm Capacity for the immediately preceding month. If less than seven full calendar Peak Months have occurred since the expiration of Partial Operating Period or the end of any months excluded by Cogenerator pursuant to Section 7.04, whichever is later, then Peak Month Capacity Factor will be determined by using only said lesser number of months. If no calendar Peak Months have occurred since the expiration of Partial Operating Period and any months excluded by Cogenerator pursuant to Section 7.04, then Peak Month Capacity Factor shall be deemed to be 75.00%.

               (c) Peak Hour Capacity Factor shall be determined by dividing the total net energy (in mwh) delivered to Company during Peak Hours of Peak Days in (i) the current month, if it be a Peak Hour Month, and the last six prior Peak Hour Months, or (ii) the last seven prior Peak Hour Months if the current month is not a Peak Hour Month, by the product of the number of Peak Hours in Peak Days in such seven
          Peak Hour Months and Firm Capacity for the immediately preceding month. If less than seven calendar Peak Hour Months have occurred since the expiration of Partial Operating Period or at the end of any months excluded by Cogenerator pursuant to Section 7.04, whichever is later, then Peak Hour

         Capacity Factor will be determined by using the Peak Hours in Peak Days in such lesser number of Peak Hour Months. If no Peak Hour Months have occurred since the expiration of Partial Operating Period and any months excluded by Cogenerator pursuant to Section 7.04, then Peak Hour Capacity Factor shall be deemed to be 82.00%."

                                       12

         Subsection (f) of Section 7.06 is deleted.

                                       13

         Section 10.07(a) is amended to read as follows:

               "(a) Any sums due Cogenerator according to the monthly statement are to be paid by wire transfer on the next-to-last business day of the month in which the statement is to be rendered."

         As herein and heretofore amended, the Agreement shall remain in full force and effect.

         This amendment shall be of no force or effect until executed by the parties and consent hereto is given by Power Resources, Inc. and by Credit Suisse, Agent Bank for Credit Suisse and Kansallis-Osake-Pankki. When effective, this amendment shall be applicable from and including the date of Partial Commercial Operation.

         EXECUTED on the date first above written.

                                    FALCON SEABOARD OIL COMPANY

                                    By /s/ David H. Dewhurst
                                       --------------------------------
                                    Title  President


                                    TEXAS UTILITIES ELECTRIC COMPANY

                                    By /s/ Michael D. Spence
                                       --------------------------------
                                    Title  Div. President


         POWER RESOURCES, INC. hereby consents to the foregoing amendment, agreeing to be bound thereby, this the 5th day of May, 1988.

                                    POWER RESOURCES, INC.

                                    By /s/ David H. Dewhurst
                                       --------------------------------
                                    Title  President

         CREDIT SUISSE, a bank organized under the laws of Switzerland and KANSALLIS-OSAKE-PANKKI, a bank organized under the laws of Finland, both acting through their agent, CREDIT SUISSE, a New

York banking corporation, execute this instrument solely to indicate their consent thereto, this the 13th day of May, 1988.

                                    CREDIT SUISSE

                                    By /s/ Illegible
                                       --------------------------------
                                    Title  Assistant Vice President